EXHIBIT 99.1

INDEX TO FINANCIAL STATEMENTS

Independent auditor’s report
Consolidated statement of financial position as at December 31, 2010 and 2009	2
Consolidated income statements for the periods from January 1, to December 31, 2010, 2009 and 2008	3
Consolidated cash flow statement for the periods from January 1, to December 31, 2010, 2009 and 2008	4
Consolidated statement of comprehensive income for the periods from January 1, to December 31, 2010, 2009 and 2008	5
Consolidated statement of changes in equity for the periods from January 1, to December 31, 2010, 2009 and 2008	6
Notes to the consolidated financial statements	7

W.E.T. Automotive AG Financial Statements

Independent Auditors’ Report

The Board of Directors

W.E.T. Automotive Systems Aktiengesellschaft

We have audited the accompanying consolidated statements of financial position of W.E.T. Automotive Systems Aktiengesellschaft and subsidiaries (the Company) as of December 31, 2010 and 2009 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of W.E.T. Automotive Systems Aktiengesellschaft and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 14, 2011

Consolidated statement of financial position

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

€ ‘000	as at Dec 31, 2010	as at Dec 31, 2009
ASSETS	214,363	168,962
Non-current assets	124,805	110,428
Intangible assets	82,433	65,593
Property, plant and equipment	23,814	29,042
Investment property	678	6,453
Deferred tax assets	17,880	9,325
Other assets	0	15
Current assets	89,558	58,534
Inventories	26,054	19,947
Trade receivables	37,017	28,684
Receivables from affiliated companies	0	9
Other financial assets	4,372	270
Cash and cash equivalents	10,095	4,980
Current tax assets	1,390	691
Other assets	3,647	3,254
Assets held for sale	6,983	699
EQUITY AND LIABILITIES	214,363	168,962
Equity	96,933	72,999
Issued capital	9,600	9,600
Capital reserves	27,466	27,466
Retained earnings	59,598	35,828

Subtotal: Equity attributable to the equity holders of W.E.T.	96,664	72,894
Non-controlling interests	269	105
Non-current liabilities	61,589	15,275
Pension provisions	2,985	2,855
Financial liabilities	23,479	4,414
Liabilities to affiliated companies	7,925	0
Other financial liabilities	13,198	1,607
Deferred tax liabilities	13,997	6,394
Other liabilities	5	5
Current liabilities	55,841	80,688
Other provisions	15,296	12,581
Financial liabilities	6,609	38,015
Trade payables	17,049	14,118
Liabilities to affiliated companies	0	705
Other financial liabilities	9,705	10,924
Current tax liabilities	6,184	2,716
Liabilities classified as held for sale	0	510
Other liabilities	998	1,119

Consolidated income statement

for the periods from January 1 to December 31

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

€ ‘000	2010	2009	2008
Revenues	226,943	158,053	169,550
Cost of sales	-163,218	-120,336	-127,648
Gross profit	63,725	37,717	41,902
Distribution expenses	-10,936	-8,168	-12,404
Research and development costs	-19,844	-14,117	-16,156
Impairment/Reversal of impairment of capitalised customer relationships	20,065	0	-24,146
Administrative expenses	-15,634	-15,804	-16,227
Other operating income, net	1,199	1,356	1,984
Impairment of goodwill	0	0	-13,738

Operating results	38,575	984	-38,785
Currency gains	21,267	22,298	23,522
Currency losses	-22,120	-25,294	-29,512
Income from valuation of financial instruments	4,729	2,668	906
Expenses from valuation of financial instruments	-11,564	-94	-7,334
Interest income	426	199	183
Interest expenses	-4,942	-3,127	-3,047

Earnings (loss) before income taxes	26,371	-2,366	-54,067
Income tax expense/benefit	-4,187	1,483	6,096

Consolidated income (loss)	22,184	-883	-47,971
Allocation of consolidated income (loss):
Earnings (loss) attributable to non-controlling interests	148	-70	0
Earnings (loss) attributable to equity holders of W.E.T.	22,036	-813	-47,971

Consolidated income (loss)	22,184	-883	-47,971
Basic/diluted earnings (loss) per share in Euro	7.25	-0.27	-15.32

Consolidated cash flow statement for the periods from January 1 to December 31

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

€ ‘000	2010	2009	2008
Operating activities
Earnings (loss) before income taxes	26,371	-2,366	-54,067
Adjustment interest expense	4,942	3,127	3,047
Adjustment interest income	-426	-199	-183
Depreciation, amortisation and impairment	15,391	13,337	52,233
Change in pension provisions	130	204	85
Change in inventories	-6,107	1,543	4,228
Change in receivables and other assets	-20,097	-7,553	2,564
Change in liabilities, other provisions, and other liabilities	19,345	-402	3,181
Other non-cash expenses and income	-11,964	-4,888	-8,502
Income tax received	25	211	1,147
Income tax paid	-2,341	-3,687	-5,546
Other non-cash movements of assets and liabilities	-1,871	4,959	10,495

Cash flow from operating activities	23,398	4,286	8,682

Investing activities
Aquisition of property, plant, and equipment	-3,511	-2,459	-5,245
Aquisition of intangible assets	-3,689	-4,124	-5,347
Net advance payments made/received	-139	46	-181
Transactions with non-controlling interests	16	175	0
Business combinations	0	-167	-1,781

Cash flow used in investing activities	-7,323	-6,529	-12,554

Financing activities
Proceeds from issue of loans	22,516	2,904	14,164
Repayment of financial liabilities	-17,408	-3,311	-2,808
Payments/proceeds from current financial liabilities	-15,513	1,921	5,215
Payments/proceeds from leasing	-2,229	-579	992
Interest received	120	215	167
Interest paid	-4,489	-2,375	-2,954
Receipts/payments of loans to related/affiliated parties	6,476	-154	745
Buyback own shares	0	0	-6,136
Dividend payment	0	0	-384

Cash flow from financing activities	-10,527	-1,379	9,001

Currency translation adjustments	-433	2,137	-1,473

Changes in cash and cash equivalents	5,115	-1,485	3,656
Cash and cash equivalents at the beginning of the fiscal year	4,980	6,465	2,809

Cash and cash equivalents at the end of the fiscal year	10,095	4,980	6,465

Consolidated statement of comprehensive income for the periods from January 1 to December 31

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

€ ‘000	2010	2009	2008
Consolidated income (loss)	22,184	-883	-47,971

Gains/losses from financial instruments recognised directly in equity	2,044	7,010	-9,300
Exchange rate differences recognised directly in equity	405	-3,645	-1,230
Actuarial gains and losses recognised directly in equity	-227	-339	114

Other income (loss) before taxes	2,222	3,026	-10,416

Change in deferred taxes for expenses and income recognized directly in equity	-488	-474	2,623

Other income (loss)	1,734	2,552	-7,793

Consolidated comprehensive income (loss)	23,918	1,669	-55,764

Allocations of consolidated comprehensive income (loss):
Equity holders of W.E.T.	23,770	1,739	-55,764
Non-controlling interests	148	-70	0

Consolidated statement of

changes in equity for the periods from January 1 to December 31

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

			Retained Earnings
€‘000	Issued capital	Additional paid-in capital	Valuation reserve	Currency translation	Others	Attributable to equity holders of W.E.T.	Non-controlling interest	Total
Status as at January 1, 2008	9,600	27,466	-2,223	1,399	97,197	133,439	700	134,139

Exchange rate differences				-1,230		-1,230		-1,230
Valuation of actual and derivative financial instruments Gains/losses recognised directly in equity			-9,300			-9,300		-9,300
Changes in deferred taxes recognised directly in equity			2,623			2,623		2,623
Changes in pension appraisals recognised directly in equity					114	114		114

Changes in equity recognised directly in equity			-6,677	-1,230	114	-7,793		-7,793
Consolidated loss					-47,971	-47,971		-47,971

Consolidated comprehensive loss			-6,677	-1,230	-47,857	-55,764		-55,764

Dividends					-384	-384		-384
Buyback own shares					-6,136	-6,136		-6,136
Acquisition of non-controlling interest							-700	-700
Status as at December 31, 2008	9,600	27,466	-8,900	169	42,820	71,155	0	71,155
Status as at January 1, 2009	9,600	27,466	-8,900	169	42,820	71,155	0	71,155
Exchange rate differences				-3,645		-3,645		-3,645
Valuation of actual and derivative financial instruments Gains/losses recognised directly in equity			7,010			7,010		7,010
Changes in deferred taxes recognised directly in equity			-747		273	-474		-474
Changes in pension appraisals recognised directly in equity					-339	-339		-339

Changes in equity recognised directly in equity			6,263	-3,645	-66	2,552	0	2,552
Consolidated (loss)					-813	-813	-70	-883

Consolidated comprehensive income			6,263	-3,645	-879	1,739	-70	1,669

Dividends					0	0		0
Contribution from non-controlling interest							175	175
Status as at December 31, 2009	9,600	27,466	-2,637	-3,476	41,941	72,894	105	72,999
Status as at January 1, 2010	9,600	27,466	-2,637	-3,476	41,941	72,894	105	72,999

Exchange rate differences				405		405		405
Valuation of actual and derivative financial instruments Gains/losses recognised directly in equity			2,044			2,044		2,044
Changes in deferred taxes recognised directly in equity			-488			-488		-488
Changes in pension appraisals recognised directly in equity					-227	-227		-227

Changes in equity recognised directly in equity			1,556	405	-227	1,734		1,734
Consolidated income					22,036	22,036	148	22,184

Consolidated comprehensive income			1,556	405	21,809	23,770	148	23,918

Contribution from non-controlling interest							16	16
Status as at December 31,2010	9,600	27,466	-1,081	-3,071	63,750	96,664	269	96,933

W.E.T. Automotive Systems Aktiengesellschaft, Odelzhausen, Germany

Notes to the consolidated financial statements

A.	General notes

1.	Basics

The W.E.T. Group operates worldwide as a developer, manufacturer and distributor of heating systems, interior equipment and accessories used in automobile seats and other automotive and electronic applications in the automotive industry. The Company has customer service centers and production facilities in Europe, Asia and North America. Its customers include automotive manufacturers, suppliers and manufacturers of electric and industrial technology around the globe. The Group’s parent company is W.E.T. Automotive Systems Aktiengesellschaft (hereinafter referred to as W.E.T. AG), and is based in Rudolf-Diesel-Strasse 12, D-85235 Odelzhausen, Germany.

The consolidated financial statements of W.E.T. AG for the three-year period ending December 31, 2010, comprise the parent and all directly and indirectly owned subsidiaries (hereinafter referred to as W.E.T. Group). These consolidated financial statements have been authorized for issue by the board of directors on March 14, 2011.

The income statement has been prepared according to the function of expense method. To improve clarity in the presentation, various items of the statement of financial position and of the income statement have been aggregated. These items are marked and explained separately in the notes.

The functional currency of the parent company and the presentation currency of the Group is the Euro (€). Unless indicated otherwise, all amounts are reported in thousands of Euros (€ ‘000).

Running Mate GmbH (formerly W.E.T. Beteiligungs GmbH), a direct subsidiary of W.E.T. Holding (Luxembourg) S.A., held controlling interest in W.E.T. AG until April 16, 2010. On this date, a group of investors took over all of Running Mate GmbH’s shares in W.E.T. AG and as a result Indigo Capital LLP became an indirect shareholder of W.E.T. AG owning more than half of its voting rights. Indigo Captial LLP’s affiliated companies ICWET L.P. and Indigo Capital IV L.P. directly hold shares in W.E.T. AG.

2.	Declaration of conformity

The consolidated financial statements of W.E.T. AG as at December 31, 2008, December 31, 2009, and December 31, 2010, have been prepared in accordance with all International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB), London, United Kingdom, as well as with all interpretations of the International Financial Reporting Interpretations Committee (IFRIC) prevailing in the financial year under review and mandatory at the reporting date.

B.	New and revised standards/interpretations

1.	New and revised standards applicable for the first time in the financial year 2010

The following were applicable for the first time for the fiscal year ending December 31, 2010:

Standard/Interpretation	Description	Effective for Annual Periods beginning on or after:
IFRS 1	First-time adoption of Internationl Financial Reporting Standards – Additional exemptions for First-time adopters	January 1, 2010

IFRS 2	Share-based Payment – Amendments relating to group cash-settled share-based payment transactions	January 1, 2010

IFRS 3	Business Combinations – Comprehensive revision on applying the acquisition method	July 1, 2009

IAS 27 / IAS 28 / IAS 31	Consequential amendments arising from amendments to IFRS 3	July 1, 2009

IAS 39	Financial Instruments: Recognition and Measurement – Amendments for eligible hedged items	July 1, 2009

IFRIC 17	Distributions of Non-cash Assets to Owners	July 1, 2009

IFRIC 18	Transfers of Assets from Customers	July 1, 2009

Various	Annual Improvements Project of April 2009	mostly January 1, 2010

IFRS 1 – First–time adoption of International Financial Reporting Standards – Additional exemptions for first-time adopters

IFRS 1 has been amended to provide additional exemptions from full retrospective application of IFRS for the measurement of oil and gas assets and leases.

The above changes do not affect the consolidated financial statements of W.E.T. AG, since the Group has adopted IFRS in fiscal year 2005/2006.

IFRS 2 – Share-based Payment – Amendments relating to group cash-settled share-based payment transactions

IFRS 2 has been amended to clarify the accounting for group cash-settled share-based payment transactions, where a subsidiary receives goods or services from employees or suppliers but the parent or another entity in the group assumes the employee benefit expenses for those goods or services. The amendments clarify that such transactions are within the scope of IFRS 2. The amendments also incorporate guidance previously included in IFRIC 8 and IFRIC 11 which have now been withdrawn.

The above changes do not affect the consolidated financial statements of W.E.T. AG, since the Group does not conduct share-based payment transactions.

IFRS 3 – Business Combinations – Comprehensive revision on applying the acquisition method

The most significant amendments to IFRS 3 are the following:

•	Acquisition-related costs are expensed at the time that such services are received.

•	Contingent consideration is measured at fair value at the date of acquisition, and subsequent changes are recognised in the income statement rather than adjusting goodwill on acquisition.

•

Entities have a choice for each buiness combination entered into, to recognise 100% of the goodwill of the acquired entity, not just the acquiring entity’s portion of the goodwill. This increased amount of goodwill also increases the non-controlling interest in the net assets of the acquired entity. Such non-controlling interest is reported as part of consolidated equity.

•

All consideration transferred needs to be analysed to determine whether it is part of the exchange transaction or for another transaction, such as remuneration for the provision of future services or settlement of existing relationships. Such other transactions must be accounted for separately from the business combination.

•	If the acquirer reacquires a right that it previously granted to an acquiree, the right will be recongised as an identifiable intangible asset, separately from goodwill.

•

The acquirer will reassess all assets and liabilities acquired to determine their classification or designation as required by other standards. There are two exceptions, namely for leases and insurance contracts, which are classified and designated based on the contractual terms and conditions at the date of inception of the contract.

•

In step acquisitions, previously held interests are remeasured to fair value at the date of subsequent acquisition and this value is included in calculating goodwill. Any gain or loss arising from the remeasurement is recognised in the income statement.

The above changes do not affect the consolidated financial statements of W.E.T. AG, since no changes in the Group structure have taken place in the year under review.

IAS 27/ IAS 28 / IAS 31 – Consequential amendments arising from amendments to IFRS 3

The most significant changes are as follows:

•	Partial disposal of an investment in a subsidiary while control is retained is accounted for as an equity transaction with owners and a gain or loss is not recognised.

•

Partial disposal of an investment in a subsidiary that results in loss in control triggers remeasurement of the residual holding to fair value. Any difference between fair value and carrying amount is recognised in the income statement. Thereafter IAS 28, IAS 31, or IAS 39 is applied to the remaining holding, as appropriate.

•	Losses incurred by the subsidiary will be allocated between the controlling and non-controlling interests even if the losses exceed the non-controlling equity investment in the subsidiary.

•	If an investor loses significant influence over an associate, it derecognises that associate and recognises in the income statement the difference between the sum of the proceeds received and any retained interest, and the carrying amount of the investment in the associate. When an investor loses joint control over a jointly controlled entity similar treatment is required.

The above changes do not affect the consolidated financial statements of W.E.T. AG, since no changes in the Group structure have taken place in the year under review.

IAS 39 – Financial Instruments: Recognition and Measurement - Eligible hedged items

The amendment addresses only the designation of a one-sided risk in a hedged item, and the designation of inflation as a hedged risk or portion, in particular situations. The amendment clarifies that an entity is permitted to designate a portion of the fair value or cash flow changes of a financial instrument, as a hedged item.

The above amendment does not affect the consolidated financial statements of W.E.T. AG, since the Group has not designated options as hedging instruments of one-sided risks.

IFRIC 17 – Distributions of Non-cash Assets to Owners

IFRIC 17 provides guidance on accounting for arrangements whereby an entity distributes non-cash assets to shareholders either as a distribution of reserves or as dividends. The interpretation applies to all non-reciprocal distributions of non-cash assets, including those giving the shareholders a choice of cash or other assets, provided that all owners of the same class of equity instruments are treated equally and the non-cash assets distributed are not ultimately controlled by the same party before and after distribution.

IFRIC 17 does not affect the consolidated financial statements of W.E.T. AG, as non-cash assets were not distributed to shareholders.

IFRIC 18 – Transfers of Assets from Customers

IFRIC 18 clarifies the requirements of IFRSs for agreements in which an entity receives from a customer an item of property, plant, and equipment that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services (such as a supply of electricity, gas or water).

IFRIC 18 is particularly relevant for entities in the utility sector and is therefore irrelevant for the W.E.T. Group.

Annual Improvements to IFRSs

Apart from the changes described above, the Annual Improvements Project of April 2009 resulted in 15 minor amendments to ten standards and two interpretations. The subjects for amendment were the following:

•	Scope of IFRS 2 and revised IFRS 3 (IFRS 2).

•	Disclosures of non-current assets or disposal groups classified as held for sale or discontinued operations (IFRS 5).

•	Disclosure of information about segment assets (IFRS 8).

•	Current/non-current classification of convertible instruments (IAS1).

•	Classification of expenditures on unrecognised assets (IAS 7).

•	Classification of leases of land and buildings (IAS 17).

•	Determining whether an entity is acting as a principal or as an agent (IAS 18).

•	Unit of accounting for goodwill impairment testing (IAS 36).

•	Additional consequential amendments arising from revised IFRS 3 (IAS 38).

•	Measuring the fair value of an intangible asset acquired in a business combination (IAS 38).

•	Treating loan prepayment penalties as closely related embedded derivatives (IAS 39).

•	Scope exemption for business combination contracts (IAS 39).

•	Cash flow hedge accounting (IAS 39).

•	Scope of IFRIC 9 and revised IFRS 3 (IFRIC 9).

•	Change of the restriction on the entity that can hold hedging instruments (IFRIC 16).

The changes which are relevant to the Group do not have a material affect on the consolidated financial statements of W.E.T. AG.

2.	New and revised standards for which application was not yet mandatory in the financial year 2010

The following table shows all published standards and interpretations whose adoption is not yet mandatory for the financial year 2010. On December 31, 2010, the changes to IFRS 1 which are mandatory as from 2011, and changes to IFRS 7, IFRS 9, IAS 12, and the amendments to the annual Improvement Project of May 2010 were not yet endorsed by the EU. None of these standards have been applied earlier by the W.E.T. Group.

Standard / Interpretation	Description	Effective for Annual Periods beginning on or after:
IFRS 1	First-time Adoption of International Financial Reporting Standards – Limited exemption for first-time adopters from comparative disclosures in accordance with IFRS 7	July 1, 2010

IFRS 1	First-time Adoption of International Financial Reporting Standards – Replacement of ‘fixed dates’ for certain exceptions with ‘the date of transition to IFRSs’	July 1, 2011

IFRS 1	First-time Adoption of International Financial Reporting Standards – Additional exemption for entities ceasing to suffer from severe hyperinflation	July 1, 2011

IFRS 7	Financial Instruments: Disclosures – Amendments enhancing disclosures about transfers of financial assets	July 1, 2011

IFRS 9	Financial Instruments: Classification and Measurement	January 1, 2013

IAS 12	Income Taxes – Limited scope amendment (recovery of underlying assets)	January 1, 2012

IAS 24	Related Party Disclosures	January 1, 2011

IAS 32	Financial Instruments: Presentation – Classification of rights issues	February 1, 2010

IFRIC 14	Prepayments of a Minimum Funding Requirement	January 1, 2011

IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments	July 1, 2010

Various	Annual Improvement Project of May 2010	mostly July 1, 2010

IFRS 1 – First-time Adoption of International Financial Reporting Standards

In January 2010, the IASB amended IFRS 1 to exempt first-time adopters of IFRSs from providing the additional disclosures introduced in March 2009 by Improving Disclosures about Financial Instruments (Amendments to IFRS 7). The amendment grants first-time adopters the same transition provisions that Amendments to IFRS 7 provides to current IFRS preparers.

In December 2010, the IASB amended IFRS 1 to:

•	provide relief for first-time adopters of IFRSs from having to reconstruct transactions that occurred before their date of transition to IFRSs.

•	provide guidance for entities emerging from severe hyperinflation either to resume presenting IFRS financial statements or to present IFRS financial statements for the first time.

The above changes will not affect the consolidated financial statements of W.E.T. AG, since the Group has adopted IFRS in fiscal year 2005/2006.

IFRS 7 – Amendments enhancing disclosures about transfers of financial assets

The enhanced disclosures will allow users of financial statements to improve their understanding of transfer transactions of financial assets. The amendments also require additional disclosures if a disproportionate amount of transfer transactions are undertaken around the end of the reporting period.

This amendment is not expected to result in any material effects on the consolidated financial statements of W.E.T. AG.

IFRS 9 – Financial Instruments: Classification and Measurement

The purpose of IFRS 9 is to replace IAS 39 in the medium term.

Phase I of IFRS 9 applies to all financial assets, which will be classified in two categories instead of four, i.e. as being measured either at amortized cost or at fair value. Furthermore, derivatives will no longer be assessed separately, but along with the underlying contract. Reclassification is only permitted when an entity changes its individual business model. Apart from a number of simplifications, the new standard now only provides for one method for impairment tests for all financial assets. Also, reversal of impairment losses is now generally prohibited.

Work on the other phases is ongoing and includes classification and measurement of financial liabilities, impairment of financial instruments, hedge accounting and derecognition of financial instruments.

Possible effects for the W.E.T. Group are currently being reviewed.

IAS 12 – Income Taxes

The standard requires an entity to measure the deferred tax relating to an asset depending on whether it expects to recover the carrying amount of the asset through use or sale. The amendment provides a practical solution to the problem of assessing whether recovery will be through use or through sale when the asset is measured using the fair value model in IAS 40 “Investment Property”. This is done by introducing the presumption that recovery of the carrying amount will normally be through sale.

This amendment is not expected to be relevant for the W.E.T. Group since Investment Property is measured using the cost model.

IAS 24 – Related Party Disclosures

The amendment to IAS 24 clarifies the definition of a related party. This mainly results in more extensive disclosures on the relationships between the subsidiaries within the group.

This amendment is not expected to have any material effect on the W.E.T. Group.

IAS 32 – Financial Instruments: Presentation - Classification of rights issues

The amendment states that if rights (and certain options or warrants) are issued pro rata to all of an entity’s existing owners of the same class of an entity’s non-derivative equity instruments, for a fixed amount of currency, they should be classified as equity regardless of the currency in which the exercise price is denominated.

This regulation is not expected to be relevant for the W.E.T. Group since no such rights issues are expected.

IFRIC 14 – Prepayments of a Minimum Funding Requirement

IFRIC 14 provides guidance on assessing the recoverable amount of a net pension asset. The amendment permits an entity to treat the prepayment of a minimum funding requirement as an asset.

This amendment is not expected to have any material effect on the W.E.T. Group.

IFRIC 19 – Extinguishing Financial Liabilities with Equity Instruments

IFRIC 19 clarifies the IFRS requirements when an entity settles a financial liability fully or partially by issuing shares or other equity instruments. The interpretation clarifies that:

•	the equity instruments issued to a creditor to extinguish a financial liability are part of the “consideration paid” as defined in IAS 39.41.

•

the equity instruments issued are always measured at their fair value. If their fair value cannot be reliably measured, the equity instruments should be measured to reflect the fair value of the financial liability extinguished.

•	the difference between the carrying amount of the financial liability extinguished and the initial measurement amount of the equity instruments issued is included in the income statement.

•

where only part of a financial liability is extinguished, the entity needs to determine whether part of the consideration paid relates to a modification of the liability outstanding. If so, the consideration paid is allocated between the two parts.

Possible future effects for the W.E.T. Group are currently being reviewed.

Annual Improvements to IFRSs

Apart from the changes described above, the Annual Improvements Project of May 2010 resulted in 11 minor amendments to 6 standards and 1 interpretation. The subjects for amendment were the following:

•	Accouting policy changes in the year of adoption (IFRS 1).

•	Revaluation bases as deemed cost (IFRS 1).

•	Use of deemed cost for operations subject to rate regulation (IFRS 1).

•	Transition requirements for contingent consideration from a business combination that occurred before the effective date of the revised IFRS (IFRS 3).

•	Measurement of non-controlling interests (IFRS 3).

•	Unreplaced and voluntarily replaced share-based payment awards (IFRS 2).

•	Clarification of disclosures (IFRS 7).

•	Clarification of statement of changes in equity (IAS 1).

•	Transition requirements for amendments arising as a result of IAS 27 (IAS 27).

•	Significant events and transactions (IAS 34).

•	Fair value of award credits (IFRIC 13).

These changes are not expected to have any material effect on the W.E.T. Group.

C.	Accounting principles

The consolidated financial statements of W.E.T. AG have been prepared in accordance with International Financial Reporting Standards (IFRSs) pursuant to IAS 27.

Recognition of income

Income is measured at the fair value of the consideration received or receivable. The recognition of income is handled as follows:

Revenues

Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have been transferred to the buyer, the price can be measured reliably, recovery of the consideration is probable and the costs incurred or to be incurred in respect of the transaction can be estimated reliably. Revenue is recognized, net of returns, trade discounts, bonuses and volume rebates. A breakdown of the revenue in the W.E.T. Group is presented in section J. Group segment reporting.

Interest income

Interest income from securities and other financial assets is only recognized as income if it is probable that the company will receive the economic benefit and the amount of the income can be measured reliably.

Intangible assets

Acquired and self-constructed intangible assets are capitalized at cost if it is probable that the future economic benefits that are attributable to the asset will flow to the W.E.T. Group and the cost of the asset can be measured reliably. After initial recognition intangible assets are carried at cost less amortisation and any impairment losses. Distinction is made between intangible assets with an indefinite or finite life.

Intangible assets with a finite life are subject to scheduled amortization on a straight-line basis over the estimated useful life. The amortization period and the amortization method are reviewed every financial year at the reporting date. Also, if there are any indications of impairment, impairment tests are carried out in accordance with IAS 36. An impairment loss is recognized if the carrying amount of an individual asset exceeds the recoverable amount. The recoverable amount of an asset is defined as either the asset’s fair value less costs to sell or its value in use, whichever is higher. The resulting impairment loss is an expense allocated to the functional areas in the income statement. This does not apply to impairment of goodwill which is presented as a separate line-item in the income statement.

Apart from goodwill, intangible assets mainly comprise customer relationships, technologies, development costs, licenses, patents and software. With the exception of goodwill, there are no intangible assets with an indefinite useful life.

Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. It is measured at cost less accumulated impairment losses.

In accordance with IAS 36, impairment tests are carried out at least once a year and also when there are any signs of impairment. For the purpose of this impairment test, goodwill is allocated to cash generating units that are expected to benefit from this goodwill. The cash generating units correspond to the operating segments of the W.E.T. Group. An impairment loss is recognized if the carrying amount of the cash generating unit to which the goodwill is allocated exceeds the recoverable amount.

Development costs

Development costs for new or substantially improved products are capitalized at cost, provided that the expenses can be clearly attributable to the asset during its development, the technical feasibility of completing the asset is certain, and there is the intention to use or sell the intangible asset upon completion. It must be sufficiently probable that the development activity will yield an economic benefit for the company. The capitalized costs must be directly attributable to the development process. After completion of a project, capitalized development expenses are subject to straight-line amortization over a useful life that corresponds to the planned product lifecycle. Annual impairment tests are conducted for uncompleted and capitalized development projects.

Research and development costs that cannot be capitalized are recognized as an expense when incurred. In financial year 2010, research and development expenses amounted to €19,844k (2009: €14,117k, 2008: €16,156k).

Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and accumulated impairment losses.

The cost comprises the purchase price including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates. Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets comprises the costs directly attributable to their production as well as a systematic allocation of the production-related overhead costs.

Borrowing costs related to the acquisition, construction or production of assets cannot be allocated to qualifying assets and can therefore not be capitalized.

Costs related to the maintenance and day-to-day servicing of the assets can also not be capitalised, but are rather expensed.

Depreciation is applied on a straight-line basis over the useful life. The depreciation period and method are reviewed every financial year at the reporting date. Impairment tests according to IAS 36 are carried out if there are signs of impairment. Impairment tests for property, plant and equipment are carried out in the same way as those for intangible assets with finite useful lives (see above).

Investment property

At initial recognition, land and buildings that represent investment property as defined in IAS 40 are measured at cost of purchase or construction. In subsequent periods, measurement is conducted according to the cost model. In this context, the regulations of IAS 16 (Property, Plant and Equipment) are applied.

For disclosure purposes, where no market value was available for the investment property at the reporting date, the fair value of the investment property was measured using the discounted cash flow method on the basis of future rental income in accordance with the operating lease agreement, the remaining useful life of the building, and the location-specific WACC.

Leases

Leases that transfer all material risks and rewards incidental to ownership to the W.E.T. Group are presented as finance leases under intangible assets or property, plant and equipment, depending on the asset leased out. At initial recognition, measurement takes place at the lower of the fair value of the asset and the present value of the minimum lease payments. Depreciation takes place over the shorter of the useful life of the asset and the lease term. Future minimum lease payments are presented under financial liabilities.

Leases that do not satisfy the conditions of finance leases are operating leases. Such leases are recognized as expenses in the income statement when they occur.

Depreciation and amortization

Depreciation of property, plant and equipment and amortization of intangible assets are based on the following useful lives, which are standardised throughout the group:

Useful life in years
Intangible assets
Customer relationships	15
Technology	8 – 13
Development costs	4
Software	3 – 8
Buildings	10 – 50
Plant and machinery	3 – 20
Furniture, fixtures and fittings	3 – 15

Since the income statement is presented using the function of expense method, depreciation and amortization are included in the following line-items of the income statement: cost of sales, distribution costs, research and development expenses and general administrative expenses.

Inventories

Raw materials, consumables and commodities are measured at cost of purchase, and unfinished and finished goods are measured at cost of production. This is done using the weighted average method. The cost of production comprises the costs directly attributable to the production as well as a systematic allocation of the production-related overhead costs. Financing costs are not part of the cost, since they cannot be allocated to qualifying assets. If the net realisable value expected on the reporting date is below cost, e.g. due to excessive storage time, damage or reduced marketability, a write-down is performed to the lower value. The net realisable value refers to the estimated selling price to be realized in the ordinary course of business less estimated costs until completion and estimated necessary distribution costs.

Financial assets

A financial asset is recognized when the W.E.T. Group becomes a party to the contractual provisions of the financial asset. Financial assets are derecognized when the rights to cash flows from a financial asset expire or the rights are transferred to a third party. In the case of transfer, the criteria of IAS 39 concerning the transfer of risks and rewards of financial assets are observed.

At initial recognition, valuation is made at fair value. For subsequent measurement, financial assets are classified in the following four categories: “At fair value through profit or loss”, “Held to maturity”, “Loans and receivables” and “Available for sale”.

In the W.E.T. Group, financial assets of the category “At fair value through profit or loss” only consist of derivative financial instruments. The W.E.T. Group uses derivative financial instruments to reduce exchange and interest rate risks. As a matter of principle, the W.E.T. Group does not hold or issue derivative financial instruments for trading or speculative purposes. To reduce certain risks, the W.E.T. Group executes currency futures, options and interest rate swaps on the basis of the prospective interest and exchange rate risks. Derivative financial instruments are valued at fair value at each balance sheet date; changes in the fair value are recognized in the income statement, unless they are subject to special hedge accounting treatment.

Financial assets classified as “Held to maturity” and “Loans and receivables” are valued at amortized cost. Gains and losses are recognized in the income statement when the financial asset is derecognized or impaired. If there is objective evidence of an impairment, the difference between the carrying amount and the present value of the expected future cash flows is written off.

Financial assets classified as “Available for sale” are carried at fair value, and any unrealised gains and losses from exchange rate differences arising from revaluation are recorded separately to equity until they are realised. Deferred taxes are accounted for on the unrealised amount.

If there is clear evidence that the financial asset is impaired, the loss accumulated in equity is removed from equity and recognized in the income statement.

The accounting date for financial assets of all categories is the settlement date.

Financial assets in the statement of financial position comprise the following:

Trade receivables and other financial receivables

Other financial receivables mainly consist of derivative financial instruments with a positive market value which are classified “At fair value through profit and loss”. All trade receivables and remaining financial receivables are classified as “Loans and receivables” and valued accordingly.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash at banks. They have a maturity date of not more than three months and thus are carried at amortised cost.

Other assets

Other assets include non-financial assets. These are initially valued at fair value and subsequently carried at amortized cost.

Deferred tax assets and deferred tax liabilities

Deferred taxes are measured at the tax rates that are expected to apply to the period within which the asset is realised or the liability is settled. In accordance with IAS 12, deferred tax assets and deferred tax liabilities are recognized for all temporary differences between the carrying amount of an asset or liability and carried at their value for tax purposes. Deferred tax assets are also recognized for tax losses carried forward and tax credits. Deferred tax assets are recognized for temporary differences and losses carried forward to the extent that it is probable that taxable profits will be available in the future.

Deferred taxes are computed using the effective tax rates, which are enacted, or are substantialy enacted, in each country at the time of realisation. The effect of tax rate changes on deferred taxes is recognized in the income statement when the statutory amendment becomes effective.

Pension provisions

Pension provisions are measured using the projected unit credit method in accordance with IAS 19. This method considers the pensions and benefit entitlements, and also the increase in pensions and salaries expected in the future using prudent estimates of relevant influencing variables. The calculation takes place on the basis of actuarial appraisals considering biometric assumptions.

Actuarial gains and losses are recorded as other income and shown on the statement of comprehensive income. Service and interest costs for pension provisions are recognised within administrative expenses.

Other provisions

Other provisions are recognized for all uncertain third party obligations and risks of the W.E.T. Group. Recognition is only possible if there is a current obligation (legal or constructive) from a past event, a claim is likely, and the amount of the obligation can be reliably measured. The recognised amounts represent the best possible estimate of the expenses required to settle the future obligation in the amount expected at the balance sheet date.

These provisions are generally for personnel/social benefits-related and warranty obligations, among others.

Government grants

Government grants are not recognized in income until it is sufficiently certain that W.E.T. AG will fulfill the conditions associated with the grants and the grants will actually be received. Grants are either recognized directly in the income statement when the expenses they relate to are incurred, or initially deferred under other liabilities if they relate to assets.

Financial liabilities

A financial liability is recognized when the W.E.T. Group becomes a party to the contractual provisions of the financial liability. A financial liability is derecognized when it is extinguished, i.e. when the obligations specified in the contract are settled, canceled or expired.

Initial recognition is at fair value. Subsequent valuation of financial liabilities is at amortized cost, except for derivative financial instruments with negative market values, which are measured at fair value at the balance sheet date. Any changes in the fair value are recognized as gains or losses in the income statement, unless they are subject to special hedge accounting treatment.

Financial liabilities in the statement of financial position include liabilities to banks and to finance leasing companies as well as deferred interest, trade payables and other financial liabilities, and derivative financial instruments with negative market value.

Derivative financial instruments – hedge accounting

The company accounts for some of its derivative financial instruments as cash flow hedges as defined in IAS 39. As these derivatives are designated as hedging instruments for future anticipated cash flows, the effective portion of the gain or loss resulting from the valuation at the balance sheet date is recognized as a separate item within equity. The ineffective portion of the gain or loss is recognized in the income statement. These hedging transactions and the respective correlations meet the requirements for hedge accounting. The gains or losses recognized in equity are posted in the income statement when the hedged items are realized. Discounts or premiums for hedged contracts are recognized within earnings for the period, until maturity.

Estimates

The preparation of consolidated financial statements according to the regulations of the IASB requires that future assumptions and estimates that affect the amount and presentation of assets and liabilities, income and expenses, and contingent liabilities, are made. The assumptions and estimates mainly concern the Group’s standardized determination of assets useful lives, the accounting and measurement of provisions, the realisation of future tax credits and the planning and measurement assumptions underlying the impairment tests.

At times, the actual values may differ from the assumptions and estimates made. Changes are recognised as gains or losses as soon as they become evident.

Significant assumptions can result in inaccurate estimates which can lead to a significant risk that adjustments have to be made to assets and liabilities within the following financial year. These assumptions and estimates are presented in Section K. Material assumptions and estimates.

D.	Consolidated companies

Apart from the parent company W.E.T. AG, consolidated companies of the Group comprise the directly and indirectly held subsidiaries listed below. The equity interest in the joint venture Yongsan W.E.T. Korea Co., Ltd. is 50%. However, the company is fully consolidated because it is controlled by W.E.T. AG. The equity interest in all other companies is 100%. The financial year of all included companies corresponds to the parent’s financial year.

•	W.E.T. Automotive GmbH, Odelzhausen, Germany (W.E.T. GmbH)

•	W.E.T. Special Products GmbH, Odelzhausen, Germany (W.E.T. Special Products)

•	W.E.T. Automotive Systems Ungarn Kft, Pilisszentiván, Hungary (W.E.T. Hungary)

•	W.E.T. Holding (Malta) Limited, Ta’ Xbiex, Malta (W.E.T. Malta Holding)

•	W.E.T. Automotive Systems (Malta) Limited, Ta’Xbiex, Malta (W.E.T. ITC Malta)

•	W.E.T. Automotive Ukraine TOV, Vynohradiv, Ukraine (W.E.T. Ukraine)

•	W.E.T. Automotive Systems (China) Limited, Langfang, China (W.E.T. China)

•	W.E.T. Automotive Systems Inc., Asan, Korea (W.E.T. Korea)

•	W.E.T. Automotive Systems Ltd., Windsor, Canada (W.E.T. Canada)

•	W.E.T. Automotive Systems (Texas), Inc., Del Rio, Texas, USA (W.E.T. USA)

•	W.E.T. Sistemas Automotrices S.A. de C.V., Ciudad-Acuna, Mexico (W.E.T. Mexico)

•	Motion Holdings LLC, Wilmington, Delaware, USA (Motion Holdings)

•	ComairRotron GmbH, Odelzhausen, Germany

•	Yongsan W.E.T. Korea Co., Ltd., Asan, Korea (W.E.T. Yongsan)

•	Comair Rotron (Shanghai) Fan Co., Ltd., Shanghai, China (Comair)

Subsidiaries operate within different social and legal environments. Due to regulatory provisions, in some cases restrictions may apply to the transfer of funds, which W.E.T. AG avoids by means of contractual agreements conforming with the respective legal framework.

In accordance with a purchase agreement dated December 17, 2009 between the subsidiary SeaTex AG and a third party, all assets, inventories for material, and the building site at Filderstadt were transferred to the third party on January 1, 2010.

In May 2010, SeaTex AG changed its name and legal form and is now W.E.T. Special Products GmbH.

These changes are not significant for the Group’s earnings, financial position, and cashflow.

Upon receipt of the official permits, Comair, which the W.E.T. Group had acquired in October 2008, was fully consolidated for the first time in January 2009 and included in the consolidated financial statements.

Since its inclusion in the scope of consolidated companies, Comair has generated external revenue in 2009 of €3.6 million and a net loss of €0.8 million.

Assets and liabilities recognized at the time of acquisition amounted to €1.8 million for current assets, €1.2 million for non-current assets, €2.3 million for current liabilities and €0.7 million for equity.

E.	Consolidation principles

Capital consolidation takes place using the purchase method by offsetting the acquisition costs against the Group’s share in the equity of the consolidated subsidiary at the time of purchase, measured at market value. Any remaining positive difference is capitalized as goodwill. Any negative difference is immediately recognized under operating income in the income statement.

Intragroup receivables, payables, income and expenses, as well as earnings from intercompany transactions (intercompany profits) are eliminated on consolidation.

F.	Currency translation

The translation of financial statements prepared in foreign currencies by the individual group companies is performed using the functional currency concept. The functional currency is the currency of the primary business environment in which the company operates. The functional currency of W.E.T. AG and the reporting currency of the Group is the Euro. Since the subsidiaries conduct their business independently with regards to financial, business and organizational aspects, the functional currency is basically identical to the national currency of the country in which each company operates, or of its primary business environment. For the consolidated financial statements, income and expense items from the financial statements of the subsidiaries that are prepared in foreign currency are translated to the presentation currency at the average annual rate pursuant to IAS 21.40, and assets and liabilities are translated at the closing rate. Exchange rate differences that result from the difference in the translation of the statement of financial position and income statement as well as the translation of the opening net assets at a closing rate that differs from the previous closing rate are recognized in equity.

Goodwill resulting from the acquisition of subsidiaries as well as any fair value adjustments to the carrying amounts of assets and liabilities are treated as assets and liabilities of the foreign subsidiary. They are therefore reported in the functional currency of the foreign subsidiary and translated into the presentation currency according to the above-mentioned rules.

Foreign currency transactions in the individual financial statements of the subsidiaries are initially reported in the functional currency using the spot exchange rate between the functional currency and the foreign currency on the date of the transaction. For subsequent periods, monetary items in foreign currency are always translated using the closing rate. Any resulting currency gains or losses are recognised directly in the income statement.

The exchange rates used for the translation of the key currencies have changed in relation to the Euro as follows:

	Closing rate		Average annual rate
	2010	2009	2010	2009	2008
Canadian Dollar	0.7543	0.6648	0.7306	0.6314	0.6385
Hungarian Forint	0.003571	0.003668	0.003624	0.003547	0.004023
US Dollar	0.7543	0.6975	0.7524	0.7176	0.6749
Chinese Renminbi	0.1141	0.1020	0.1111	0.1051	0.0982
Ukrainian Hryvnia	0.09352	0.08593	0.09352	0.08862	0.13019
Korean Won	0.000666	0.000598	0.000650	0.000563	0.000618

G.	Notes to the statement of financial position and to the income statement

1.	Development of intangible assets and property, plant and equipment

	Intangible Assets			Property, Plant and Equipment				Total
€ ‘000	Industrial property Rights and Similar Rights	Develop- ment Projects	Goodwill	Property and Buildings	Plant and Machinery	Production and Office Equipment	Con- struction in Progress	Total
Financial Year 2009
Cost
As at January 1, 2009	58,583	17,248	75,498	33,078	30,592	12,299	159	227,457
Business Combinations	235	0	0	0	1,441	179	0	1,855
Exchange Rate Differences	216	1,239	0	123	-431	77	-4	1,220
Additions	415	3,709	11	13	1,944	320	175	6,587
Disposals	0	616	0	4,663	577	662	0	6,518
Assets classified as held for sale	-83	0	0	-1,420	-647	-381	0	-2,531
Reclassifications	18	0	0	711	36	9	-67	707
As at December 31, 2009	59,384	21,580	75,509	27,842	32,358	11,841	263	228,777
Depreciation and Impairment
As at January 1, 2009	42,044	8,669	33,378	12,992	16,398	10,365	0	123,846
Business Combinations	0	0	0	0	377	42	0	419
Exchange Rate Differences	139	606	0	156	36	92	0	1,029
Additions	3,295	2,428	0	844	3,669	772	0	11,008
Additions Impairment	174	321	0	1,066	763	0	0	2,324
Disposals	0	111	0	1,794	564	660	0	3,129
Assets classified as held for sale	-63	0	0	-910	-498	-347	0	-1,818
Reclassifications	0	0	0	463	0	0	0	463
As at December 31, 2009	45,589	11,913	33,378	12,817	20,181	10,264	0	134,142
Carrying Amount as at Dec 31, 2009	13,795	9,667	42,131	15,025	12,177	1,577	263	94,635
Carrying Amount as at Dec 31, 2008	11,257	8,579	42,120	20,086	14,194	1,934	159	98,329

	Intangible Assets			Property, Plant and Equipment				Total
€ ‘100	Industrial Property Rights and Similar Rights	Develop- ment Projects	Goodwill	Property and Buildings	Plant and Machinery	Production and Office Equipment	Con- struction in Progress	Total
Financial Year 2010
Cost
As at January 1, 2010	59,384	21,580	75,509	27,842	32,358	11,841	263	228,777
Business Combinations	0	0	0	0	0	0	0	0
Exchange Rate Differences	302	1,504	0	508	2,274	464	15	5,067
Additions	800	2,889	0	195	2,337	906	73	7,200

Disposals	425	864	0	0	1,430	1,478	3	4,200
Assets classified as held for sale	0	0	0	14,913	0	0	0	14,913
Reclassifications	0	0	0	9,026	34	31	-65	9,026
As at December 31, 2010	60,061	25,109	75,509	22,658	35,573	11,764	283	230,957
Depreciation and Impairment
As at January 1, 2010	45,589	11,913	33,378	12,817	20,181	10,264	0	134,142
Business Combinations	0	0	0	0	0	0	0	0
Exchange Rate Differences	202	846	0	126	1,213	361	0	2,748
Additions	3,537	3,364	0	832	4,198	676	0	12,607
Additions Impairment	107	0	0	2,646	0	0	0	2,753
Reversal of Impairment	20,065	0	0	0	0	0	0	20,065
Disposals	425	200	0	0	1,076	1,465	0	3,166
Assets classified as held for sale	0	0	0	7,742	0	0	0	7,742
Reclassifications	0	0	0	3,433	0	0	0	3,433
As at December 31, 2010	28,945	15,923	33,378	12,112	24,516	9,836	0	124,710
Carrying Amount as at Dec 31, 2010	31,116	9,186	42,131	10,546	11,057	1,928	283	106,247
Carrying Amount as at Dec 31, 2009	13,795	9,667	42,131	15,025	12,177	1,577	263	94,635

2.	Intangible assets

Intangible assets comprise customer relationships, technologies, licenses, patents and software. Acquired and self-produced developments and acquired goodwill are also presented under this category.

Impairment tests on goodwill were conducted based on cash generating units in accordance with IAS 36. Goodwill of the cash generating units is as follows:

Cash generating units	in € ‘000
As of December 31, 2010	42,131
As of December 31, 2009	42.131

The majority of the goodwill resulted from the acquisition of shares in W.E.T. Automotive Systems Ltd., Canada, with a carrying value as of December 31, 2010 of €37,751k (December 31, 2009: €37,751k). The remaining balance related to Europe.

For the purpose of conducting impairment tests, future cash flows for each cash generating unit were determined for the next three financial years. Planning is based on past empirical values as well as best possible estimates of future developments provided by corporate management.

In addition, in order to conduct impairment tests, management estimated cash income beyond the forecast period, by extrapolating figures using a constant growth rate for subsequent years. The weighted average growth rate used in the forecasted values corresponds to expected growth predictions. Using the discounted cash flow method, present values for the cash generating unit were calculated. The following parameters were applied:

Cash generating unit	Weighted average cost of capital (before taxes)	Growth factor
2010	12.4% – 16%	1.0%
2009	11.5% –13.5%	1.0%
2008	13.30%	0.5%

These parameters were determined by assessing the company-specific risk under consideration of industry-specific parameters.

The recoverable amount determined in this way based on the value in use was then compared with the carrying amount of the cash-generating unit for the purpose of determining impairment. In 2010 and 2009, no need for impairment was determined in either the testing using underlying current market parameters or in advanced sensitivity analyses. In 2008, an impairment of €13,738k was recorded.

In financial year 2010, development projects were amortized by €3,364k (2009: €2,428k; 2008: €1,684k).

At December 31, 2010 no development projects needed to be impaired (2009: €321k; 2008: €92k). In 2009 and 2008, such impairments were recognized as expenses under research and development costs.

In the financial year, customer relationships were amortised by €385 k (2009: €385k; 2008: €2,425k). Impairments recognized in 2008 amounting to €24,146k have been partially reversed in the current year. The reversal of impairment is a result of year-end impairment testing based on positive business development and future prospects and amounts to €20,065k. This corresponds to the depreciated historical cost as it would have been on December 31, 2010, if the impairment had never been recognised. This was done in accordance with IAS 36.117.

Both, the impairment in 2008 and the partial reversal of this impairment are presented in a separate line in the income statement.

Intangible assets include capitalized leased standard software attributable to the Group as beneficial owner, due to the provisions of an underlying finance lease. This software is used at the German site. The initial term of the lease expires 2011. The lease provides for a renewal option at the end of the minimum contract term. A purchase option for the acquisition of the software does not exist.

Furthermore, the lease for the SAP ERP system was accounted for as a finance lease in the financial year. The term of this lease runs until May 2013.

The details of the minimum lease payments of the individual leases are presented under financial liabilities. As at December 31, 2010, the carrying amount of these intangible assets was €3,086k (2009: €4,673k).

3.	Property, plant and equipment

The composition and development of property, plant and equipment are presented in the separate fixed asset schedule above.

4.	Investment property

At December 31, 2010 buildings representing investment properties as defined in IAS 40 are those held by the German parent. The building held by the Hungarian subsidiary and defined as investment property in the prior years no longer qualifies as such, since it is management’s intention to sell it within 2011. The selling process was initiated towards the end of 2010 and there is already a prospective buyer. As at September 30, 2010, the building in Hungary was reclassified to current assets as a held-for-sale asset in line with IFRS 5.

In the Group, investment property was subject to depreciation on a straight-line basis with depreciation rates of 4% (2008/2009: 4%) in Germany and 2% (2008/2009: 2%) in Hungary. In the financial year 2010, rental income from investment property amounted to €312k (2009: €495k; 2008: €361k). Operating expenses for maintenance and occupancy costs amounted to €47k (2009: €59k; 2008: €28k), of which €24k

(2009: €21k; 2008: €20k) were assigned to areas with rental income and €23k (2009: €38k; 2008: €8k) to areas without rental income.

Investment property in € ‘000	2010	2009
Cost
As at January 1	11,630	12,557
Exchange rate differences	-244	-227
Additions	0	7
Reclassifications	-9,026	-707

As at December 31	2,360	11,630
Depreciation
As at January 1	5,177	4,941
Exchange rate differences	-93	-69
Additions	31	768
Reclassifications	-3,433	-463

As at December 31	1,682	5,177
Carrying amount as at the end of the financial year	678	6,453

Carrying amount as at the beginning of the financial year	6,453	7,616

The fair value of the investment property as at the reporting date was computed using the discounted cash flow method. In the case of the Hungarian subsidiary, the market value was recognized in the previous year. The total fair value of the investment property amounted to €897k (2009: €6,656k).

5.	Assets and liabilities held for sale

Assets held for sale at the balance sheet date mainly represent the building in the Hungarian subsidiary measured at fair value less costs to sell in accordance with IFRS 5. The building was impaired by €2,646k to bring it to its fair value of €7,171k. The estimated costs to sell the building would amount to some €268 k. The impairment is allocated to the functional areas as follows: 63% to Cost of Sales, 9% to Research and Development, and 28% to Administration. At December 31, 2010, the Group also owned some Tooling amounting to €80 k, which it sold to a customer in the first quarter of 2011.

As at December 31, 2009, material parts of the assets of SeaTex amounting to €713k less costs to sell of €14k were classified as non-current assets held for sale, and non-current liabilities of €510k were classified as liabilities held for sale. These assets and liabilities were sold on the basis of a notarized contract dated December 17, 2009, effective as of January 1, 2010. Impairments of €704k were applied to the non-current assets. These assets and liabilities were allocated to the Others segment.

6.	Inventories

In € ‘000	31.12.2010	31.12.2009
Raw materials and supplies	17,209	13,408
Work in progress	1,309	844
Finished goods	7,536	5,695

	26,054	19,947

The write-offs due to obsolete inventories amounted to €449k (2009: €615k; 2008: €4k). Inventories prior to any write-offs totalled €26,503k (2009: €20,562k; 2008: €20,861k).

7.	Receivables and other assets

	31.12.2010			31.12.2009
In € ‘000	Total	Short- term	Long- term	Total	Short- term	Long- term
Trade Receivables	37,017	37,017	0	28,684	28,684	0
Receivables from affiliated companies	0	0	0	9	9	0
Other financial assets
Derivative financial instruments	4,208	4,208	0	102	102	0
Others	164	164	0	168	168	0

	4,372	4,372	0	270	270	0

Other assets
Tax assets	2,041	2,041	0	2,011	2,011	0
Prepaid expenses	402	402	0	359	359	0
Advance payments on property, plant and equipment	131	131	0	170	170	0
Advance payments on intangible assets	392	392	0	214	214	0
Others	681	681	0	515	500	15

	3,647	3,647	0	3,269	3,254	15

	45,036	45,036	0	32,232	32,217	15

8.	Cash and cash equivalents

In € ‘000	31.12.2010	31.12.2009
Cheques and cash on hand	39	26
Cash at banks	10,056	4,954

	10,095	4,980

Cash at banks mainly consists of deposits on current accounts and short-term investments with average interest rates of 0 to 3.4% (2009: 0 to 1%; 2008: 0.2 to 1.65%).

9.	Equity

a)	Issued capital

As at December 31, 2010 and as at December 31, 2009, the Company’s share capital amounted to €9.6 million, divided into 3,200,000 no-par shares. All ordinary shares having a calculated nominal value of €3.00 are fully paid up.

By means of a resolution passed at the General Meeting of November 25, 2005, the Board of Directors was authorized, subject to the approval of the Supervisory Board, to increase the share capital by up to €4.8 million (authorized capital) through single or multiple issues of up to 1,600,000 shares against cash or contribution in kind until November 24, 2010. This authorization was not utilized, and amended as follows in the resolution of the General Meeting of May 20, 2010: the Board of Directors was authorized, subject to the approval of the Supervisory Board, to increase the share capital by up to €4.8 million through single or multiple issues of up to 1,600,000 bearer shares against cash or contribution in kind until May 19, 2015. This authorization may be utilised in partial amounts. The Board of Directors is authorized, subject to the approval of the Supervisory Board, to define in broad terms the shareholders’ rights and the conditions of the share issue.

The Board of Directors is authorized to issue stock options in order to increase the motivation of the employees and management staff of W.E.T. Group, and to promote their long-term loyalty to the Group. Stock options may not be issued to members of the Board of Directors of W.E.T. AG. At the General Meeting of May 20, 2010, the Board of Directors was authorized, subject to the approval of the Supervisory Board, to issue warrants for the subscription of up to 48,000 bearer shares of the company until May 19, 2015, taking into consideration certain conditions, such as the term, waiting periods, lock-up periods etc. These warrants may be issued all at once, in several partial amounts, or – if granted warrants have lapsed due to cancellation or for any other reason – repeatedly. The issue of up to 48,000 new bearer shares also results in a conditional increase in the company’s share capital of up to €144,000 (contingent capital I). This conditional capital is solely used to grant new shares to the bearers of warrants.

Furthermore, through a resolution passed at the General Meeting of May 29, 2008, the Company was authorized to buy back own shares up to an amount representing 10% of the current share capital. The authorization was valid until November 28, 2009. The Company made use of this authorization on July 9, 2008 where 5% of its own shares were bought by means of a public buy-back announcement.

The number of shares in free float were as follows:

Shares	31.12.2010	31.12.2009
No-par shares	3,200,000	3,200,000
Own shares	-159,988	-159,988

Shares in free float	3,040,012	3,040,012

All ordinary shares in free float provide the right to participate and vote at the General Meeting.

The capital management of W.E.T. Automotive Systems Aktiengesellschaft is in conformity with the statutory laws on the maintenance of capital. W.E.T. Automotive Systems Aktiengesellschaft is not subject to any capital requirements under its articles of association.

Additional paid-in capital

Additional paid-in capital of the W.E.T. Group remained unchanged compared to the prior year.

Additional paid-in capital includes premiums from the issue of shares and is subject to restrictions in accordance with Section 150 of the German Stock Corporation Act (AktG).

Retained Earnings

Retained earnings include past earnings generated and retained by the consolidated companies, adjustments recognised directly in equity including those arising when IFRS was applied for the first time, as well as currency translation adjustments from capital consolidation, debt consolidation, and the valuation of net income to the year-end rate.

In financial year 2008, the purchase of own shares of a value of €6,136,000 was recorded against retained earnings.

Non-controlling interests

Non-controlling interests include a capital interest in the following company:

In € ‘000	31.12.2010	31.12.2009
Yongsan W.E.T., Korea Co. Ltd, Asan, Korea	269	105

10.	Provisions

Pension provisions

Within the framework of a performance related post-retirement plan, the Company has entered into pension commitments for retired and active members of the Board of Directors. Financing is provided through the allocation of provisions. For active members of the Board of Directors there is solely a commitment through remuneration conversion by means of a variable non-recurrent contribution.

The following table shows the assumptions used for the actuarial appraisal:

	2010	2009	2008
Interest rate	4.50%	5.03%	6.10%
Compensation increase rate	1.50%	0.0% – 1.5%	0.0% – 1.5%
Pension progression rate	2.00%	2.00%	2.00%
Labour turnover rate	0%	0%	0%

Pension provisions comprise the following:

In € ‘000	2010	2009
Defined benefit obligation	3,320	3,271
Fair value of plan assets	658	777
Net obligation	2,662	2,494
Reconciliation of the net obligation to the value recognized in the statement of financial position as at December 31:
Pension provisions	2,985	2,885
Less: not considered in the statement of financial position (IAS 19.58)	-323	-361

The defined benefit obligation developed as follows:

	3,320	3,320	3,320
In € ‘000	2010	2009	2008
Present value of the defined benefit obligation as at January 1	3,271	2,924	3,000
Expenses for financial year:
– Current service cost	10	35	27
– Interest expense	159	172	324
– Past service cost	0	0	-109
Actuarial gain/loss recognized outside profit or loss	226	336	-127
Benefits paid	-346	-196	-191
Present value of the defined benefit obligation as at December 31	3,320	3,271	2,924

The development of the fair value of the plan assets is as follows:

	3,320	3,320	3,320
In € ‘000	2010	2009	2008
Plan assets as at January 1	777	699	733
Return on plan assets	27	30	20
Contributions	0	50	135
Benefits paid	-145	0	-176
Actuarial gain	-1	-2	-13
Plan assets as at December 31	658	777	699

The development of the net obligations over the last five years was as follows:

In € ‘000	31.12.10	31.12.09	31.12.08	31.12.07	30.06.07
Accrued benefit value	3,320	3,271	2,924	3,000	2,985
Fair value of plan assets	658	777	699	733	556

Net obligation	2,662	2,494	2,225	2,267	2,429

The expected return on plan assets ranges from 4.0% (2009: 4.0 to 4.2%; 2008: 4.3% to 4.5%). The actual return is 4.1% (2009: 4.0%, 2008: 4.3%). A return of 4.0% is expected for 2011. The revenue from available plan assets amounted to €26k (2009: €28k; 2008: €27k).

Plan assets comprise the employer’s pension insurance policies.

The pension insurance policies taken out to finance the pension obligations are pledged to the beneficiaries and satisfy the requirements of a qualifying insurance policy. For this reason, the insurance values were calculated under consideration of the asset ceiling and netted against the benefit obligation.

The fair value/asset value of the aforesaid insurance is determined on the basis of the calculation of the underlying insurance tariffs.

The statutory pension scheme in Germany is considered to be a defined contribution plan. Contributions to the statutory pension scheme amounted to €1,639k (2009: 1,789k; 2008: €1,863k).

Other provisions

In the financial year under review, other provisions developed as follows:

In € ‘000	As at 01.01.10	Exchange rate difference	Additions	Reversals	Usage	As at 31.12.10
Personnel and social obligations
Short-term	1,901	38	5,773	695	2,450	4,567

Warranty obligations
Short-term	4,283	45	3,885	93	1,551	6,569

Other obligations
Short-term	6,397	265	6,631	3,825	5,308	4,160

Short-term	12,581	348	16,289	4,613	9,309	15,296

Total	12,581	348	16,289	4,613	9,309	15,296

In € ‘000	As at 01.01.09	Exchange rate difference	Business Combinations	Additions	Reversals	Usage	As at 31.12.09
Personnel and social obligations
Short-term	1,636	30	0	3,706	547	2,924	1,901

Warranty obligations
Short-term	5,193	76	0	1,004	1,031	959	4,283

Other obligations
Short-term	3,105	-29	295	6,542	1,039	2,477	6,397

Short-term	9,934	77	295	11,252	2,617	6,360	12,581

Total	9,934	77	295	11,252	2,617	6,360	12,581

The personnel and social obligations mainly include amounts due for employee bonuses, employment termination settlements, reorganizations and partial retirement agreements. These are mainly due in 2011 and will almost certainly be incurred in full. The warranty obligations comprise provisions for warranty claims. These obligations areise on the basis of contractual warranty claims or other legal claims. Measurement is based on statistical methods. The payment is rendered after an internal quality assurance check. The other obligations take various recognisable individual risks into account. These involve the legal and consultation costs in the Amerigon case, the outflow of which funds we expect according to the progress of the proceedings in 2011.

11.	Liabilities and other debts

	31.12.10			31.12.09
In € ‘000	Total	Current	Non-Current	Total	Current		Non- Current
Financial liabilities to banks	25,444	4,444	21,000	36,065	36,065	1)	0
thereof deferred interest	24	24	0	241	241		0
from finance leasing	4,644	2,165	2,479	6,874	2,460		4,414

	30,088	6,609	23,479	42,939	38,525		4,414

Trade payables	17,049	17,049	0	14,118	14,118		0

Liabilities to affiliated companies	7,925	0	7,925	705	705		0

Other financial liabilities
Commitments from settlement agreements	1,700	1,700	0	3,307	1,700		1,607
Labor and social contributions	1,226	1,226	0	735	735		0
Other personnel liabilities	431	431	0	260	260		0
Derivative financial instruments	15,103	1,905	13,198	6,804	6,804		0
Others	4,443	4,443	0	1,425	1,425		0

	22,903	9,705	13,198	12,531	10,924		1,607

Other liabilities
Liabilities from taxes/duties	818	818	0	858	858		0
Others	185	180	5	266	261		5

	1,003	998	5	1,124	1,119		5
	78,968	34,361	44,607	71,417	65,391		6,026

1)	€510k presented as liabilities held for sale

Financial liabilities to banks

Current liabilities to banks include drawn balances within the context of the working capital facility. The maximum credit line amounts to €10,000k (2009: €20,000k) and consists of mid-term uses of consortium funds and short-term overdrafts at individual banks. As at December 31, 2010, the short-term overdrafts amounted to €3,000k (2009: €5,000k). This credit line of €3,000k (2009: €5,000k) incurs interest at the EONIA monthly average rate plus a credit margin of 5% (2009: 2% plus a variable credit margin as defined in the senior facility agreement (SFA), which correlates to the debt to EBITDA ratio). In 2010, this interest rate averaged 5.44% (2009: 4.05%). As at December 31, 2010, the utilization of the credit lines including guarantees amounted to €178k, leaving unused credit amounting to €2,822k (2009: €2,155k and €2,845).

The senior facility agreement (SFA) concluded in September 2003, including various amendments, remains valid.

The credit agreements and the available credit lines depend substantially on compliance with covenants. These are indicators from the consolidated financial statement that, by definition, represent maximum or minimum limits. A review is performed on a quarterly basis. The indicators subject to review are leverage ratio, fixed charge cover, equity ratio and investments, the latter two being reviewed only at the end of the financial year. Due to violation of the covenants as at December 31, 2009, loans due for long-term repayment have been reclassified as current financial liabilities.

According to the credit agreements there will be an excess cash flow calculation which will probably lead to a further prepayment of the remaining amount of Facility A. Based on a preliminary calculation the main part of Facility A was paid prematurely in December 2010. The outstanding amount of Facility A was reclassified from long-term to short-term at the end of December 2010.

SeaTex liabilities to banks in 2009 comprise two loans that were mainly used for the acquisition and extension of the plant and for project-related investments. These loans were related to non-current assets held for sale, and complete repayment took place in January 2010.

As at December 31, 2010 and December 31, 2009, financial liabilities to banks were structured as follows:

In € ‘000	Maturity	31.12.10	31.12.09
Senior facility agreement (SFA)		23,137	34,295
thereof Facility A	2012	2,137	6,618
thereof Facility B		0	12,164
thereof working capital facility		0	15,513
thereof KfW working capital facility	2012	21,000	0
SeaTex		0	510	1)
Bank of China	2011	2,283	1,019

Total		25,420	35,824
Less short-term portion (including reclassifications)		-4,420	-35,824

Non-current liabilities to banks		21,000	0

1)	€510k presented as liabilities held for sale

In accordance with the concluded loan agreements, liabilities to banks as at December 31, 2010 are due for repayment as follows:

Financial year ending	In € ‘000
December 31, 2011	2,283
December 31, 2012	23,137
Thereafter	0

25,420

All SFA loans, except the KfW working capital facility bear interest at the Euribor or an equivalent rate, plus a variable credit margin as defined in the SFA, which correlates to the debt to EBITDA ratio. The interest rate for the KfW working capital facility is fixed at 9.25%.

Additionally, a provision fee for the unused portion of the working capital facility amounting to 50% of the actual credit margin must also be paid.

In accordance with the concluded loan agreements, the liabilities to banks as at December 31, 2009 are due for repayment as follows:

Financial year ending	In € ‘000
December 31, 2010	22.714
December 31, 2011	13.110
Thereafter	0

35.824

In 2009, all SFA loans beared interest at the EURIBOR or LIBOR rate plus a credit margin of 2.75% or 1.75%, respectively.

Liabilities to affiliated companies

The liabilities to affiliated companies arise for the most part from loans including interest from ICWET L.P. of €7,925k (2009: €705k) and other liabilities of €0k (2009: €19k).

Collaterals for the loans mainly consist of the following:

•	Guarantee for liabilities of all consolidated companies;

•	Pledging of company shares;

•	Pledging of bank accounts and securities accounts;

•	Assignment of claims arising from intercompany receivables;

•	Land charges for property;

•	Assignment of non-current/current assets of various Group companies;

•	Assignment of receivables from operating activities.

The following table presents the carrying amounts of assets pledged as collateral:

In € ‘000	31.12.2010	31.12.2009
Intangible assets	759	940
Property, plant and equipment	6,925	12,230
Investment property	677	6,453
Held for sale assets	6,903	0
Inventories	19,709	14,618
Trade receivables	28,491	22,208
Cash and cash equivalents	6,806	3,339

The collaterals may be used if the terms of the SFA are breached.

Financial liabilities from finance leasing

The minimum lease payments under finance leases are as follows:

In € ‘000	31.12.2010	31.12.2009
Total future minimum lease payments
Due within one year	2,210	2,533
Due within one to five years	2,707	4,923

	4,917	7,456
Interest contained in future minimum lease payments
Due within one year	45	73
Due within one to five years	228	509

	273	582
Present value of future minimum lease payments
Due within one year	2,165	2,460
Due within one to five years	2,479	4,414

	4,644	6,874

Trade payables

In the financial statements, all trade payables are presented as current liabilities, as even liabilities with longer terms correspond to the normal business cycle.

Other financial liabilities

Derivative financial instruments contained in other financial liabilities are explained in detail in section G. 12. of the notes.

Other liabilities

The items in other liabilities mainly comprise VAT liabilities. In financial year 2009, cash government aids and grants amounting to €491k were received on the basis of one-time approvals. These mainly resulted from reimbursements in connection with short-time work and for a research project. Of this amount, €429k were recognized through profit or loss in the reporting period, with the balance being recorded in other liabilities.

12.	Financial instruments

Objectives and methods of financial risk management

As a global group, W.E.T. Group is exposed to various risks in the course of its business operations. The objective of financial risk management is therefore to identify all significant financial risks at an early stage and to take suitable measures to safeguard current and future success potentials.

Possible risks associated with financial instruments of the W.E.T. Group relate in particular to currency risks resulting from operating in different currency areas, credit risks resulting from unrealised of contractual obligations by contract parties, interest risks, resulting from fluctuating market interest rates, which lead to a change in the fair value of a financial instrument, cash flow interest rate risks leading to a change in the future cash flow of a financial instrument due to changing market interest rates, and price risks in relation to the acquisition of raw materials.

In order to assess and account for these risks, the W.E.T. Group has defined policies through its centralized risk management system, which records and evaluates such risks in a standardized manner. On the basis of regular reporting, risks can be promptly identified and analyzed.

Currency risk

To hedge future cash flows in foreign currency, the W.E.T. Group concludes currency futures, options and non-delivarable forwards for the US Dollar and Canadian Dollar, the Mexican Peso, the Hungarian Forint and the Korean Won. Terms for these transactions are up to a maximum of two years.

In prior years the Group has made use of hedge accounting. As long as the conditions for hedge accounting were met, the transactions were recorded in accordance with the regulations for cash flow hedges. The contracts previously considered as hedge accounting in financial year 2008 and 2009 have been executed in financial year 2010.

The following table presents the currency risk resulting from trade receivables, based on the respective nominal amounts:

In € ‘000	31.12.2010	31.12.2009
EUR	16,940	16,222
USD	13,949	8,226
CNY	7,121	4,626
KRW	688	801
Others	4	44
Impairment	-1,685	-1,235

	37,017	28,684

The following table presents the currency risk resulting from trade payables, based on the respective nominal amounts:

In € ‘000	31.12.2010	31.12.2009
EUR	8,934	8,509
USD	4,525	3,071
CNY	3,244	2,034
HUF	184	409
CAD	39	50
KRW	11	6
Others	112	39

	17,049	14,118

a)	Devaluation and revaluation risks 2010

A 10% devaluation (revaluation) of the USD would result in a difference of –€942k (+€942k) in future payments. For 2009, a 10% devaluation (revaluation) of the USD would result in a difference of –€515k (+€515k) in future payments.

A 10% devaluation (revaluation) of the CNY would result in a difference of –€388k (+€388k) in future payments. For 2009, a 10% devaluation (revaluation) of the CNY would result in a difference of –€259k (+€259k) in future payments.

A 10% devaluation (revaluation) of the KRW would result in a difference of –€67k (+€67k) in future payments. For 2009, a 10% devaluation (revaluation) of the KRW would result in a difference of –€80k (+€80k) in future payments.

A 10% devaluation (revaluation) of the HUF would result in a difference of +€18k (–€18k) in future payments. For 2009, a 10% devaluation (revaluation) of the HUF would result in a difference of +€41k (–€41k) in future payments.

Credit risk

The W.E.T. Group is exposed to credit risks when contract partners do not fulfill their obligations. For the W.E.T. Group, this mainly relates to trade receivables. The company generates most of its revenue with system suppliers of the automotive industry, namely with seating manufacturers. Amalgamations among seating manufacturers has left very few large suppliers that supply the automotive industry worldwide.

The main customers account for the following shares with regard to the receivables total:

	31.12.2010	31.12.2009
Customer A	32%	25%
Customer B	16%	13%

Credit risks identified for individual trade receivables are accounted for through impairments. These are reported as distribution costs in the income statement. Regardless of existing collaterals, the carrying amounts of financial assets indicate the maximum exposure to credit risk in the event that contract partners do not fulfill their payment obligations. Provisions for trade receivables developed as follows:

In € ‘000	31.12.2010	31.12.2009
January 1	1,235	1,121
Currency effect	28	33
Usage	-16	-51
Addition	526	255
Reversal	-88	-123

Provisions as at December 31	1,685	1,235

The following table presents the credit risk of trade receivables by geographic regions:

In € ‘000	31.12.2010	31.12.2009
North America	14,165	8,786
Asia	8,538	6,038
Germany	5,388	5,982
European Union	6,828	4,012
Africa	2,323	3,318
Others	1,460	1,783
Impairment	-1,685	–1,235

	37,017	28,684

The aging analysis of the trade receivables is as follows:

In € ‘000	31.12.2010	31.12.2009
Less than 30 days	29,587	20,339
Between 30 and 60 days	6,412	5,382
Between 61 and 90 days	1,245	820
Between 91 and 120 days	68	342
More than 120 days	1,390	3,036
Impairment	-1,685	-1,235

	37,017	28,684

Interest risk

The W.E.T. Group is also exposed to interest rate fluctuations, which mainly result from financial liabilities to banks. No significant interest risk exists for other financial assets and liabilities.

The Group concluded an interest rate swap having a nominal value of €9,342k in the financial year 2004/2005 for the purpose of optimizing interest which was terminated during 2010. Other interest rate swaps are still open. Four interest rate swaps were concluded in the financial year 2008 to hedge the interest, exchanging floating interest rates against fixed interest rates. Another interest-rate-currency-swap was also concluded in the financial year 2008 for the purpose of optimizing interest. This swap involves the exchange of the 6-month Euribor plus premium with the 6-month Euribor under certain conditions. The development of the market value and the impact on liquidity of the interest-rate-currency-swap mainly depends on the future development of the Euro-Swiss Franc exchange rate. Contrary to the situation when the interest-rate-currency-swap was entered into in 2008, as of December 31, 2010 and 2009, no hedged item existed in relation to this derivative.

Cash flow interest rate risk

Due to the floating interest rate, loan liabilities and bank overdrafts are exposed to a cash flow interest rate risk. In the reporting period, the variable interest rate fluctuated between 2.0 to 5.8% (2009: 2.0 to 5.5%). Detailed information on financial liabilities to banks is provided in note G. 11. to the financial statement.

Interest rate risks are presented in accordance with IFRS 7 by means of sensitivity analyses. These present the effects of changes in market interest rates on interest payments, interest income and expenses, other types of income, and when applicable equity. If the market interest rate level as at December 31, 2010, had been 100 basis points higher or lower, the earnings would have been €4k higher or lower (2009: €36k).

Price risk

W.E.T. Group is exposed to price risks from the aquisition of raw materials. The open copper future as at December 31, 2009 was terminated in January 2010 and no new transactions were concluded. However, the price risk is low due to the small volume of copper and silver required.

Should the copper price increase or decrease by US$100/ton, the earnings would increase/decrease by €29k (2009: €29k). Should the silver price increase or decrease by US$10/kg, the earnings would increase/decrease by €39k.

Liquidity risk

Liquidity risk describes the danger of being unable to fulfill financial obligations adequately. To eliminate this risk, the W.E.T. Group makes use of effective financial management in which cash inflow and outflow are continually monitored and controlled. Liquidity is mainly generated through business operations and the short-term credit lines available to the Group.

Derivative financial instruments

The notional amounts underlying derivative financial instruments and their market values are presented in the following table:

Nomination in € ‘000	Term	Nominal value 31.12.2010	Market value 31.12.2010	Nominal value 31.12.2009	Market value 31.12.2009
With negative market value	2011 – 2018	34,595	-14,940	41,823	-3,913
Swaps		34,595	-14,940	41,823	-3,913

With positive market value	2011 – 2012	55,246	4,208	0	0
With negative market value	2010 – 2012	1,965	-163	8,012	-370
Currency futures, options recognized through profit or loss		57,211	4,045	8,012	-370

With negative market value		0	0	18,184	-2,521
Currency futures, Cash flow hedge		0	0	18,184	-2,521

With positive market value		0	0	1,448	102
With negative market value		0	0	0	0
Commodities futures		0	0	1,448	102

With negative market value
Commodities futures, Cash flow hedge

The nominal value of derivative financial instruments represents the reference value based on which payments are determined. The risk is not linked to the nominal value, but rather to the related changes in exchange and interest rates.

The market value of currency futures is determined using the present value method on the basis of current reference rates of the respective bank under consideration of forward premiums and discounts.

The market value at the reporting date corresponds to the present value of the future cash flows at settlement.

Fair value

For financial assets and liabilities, fair values compared to their carrying amounts are as follows:

	31.12.10		31.12.09
In € ‘000	Carrying amount	Fair value	Carrying amount	Fair value
Trade receivables	37,017	37,017	28,684	28,684
Receivables from affiliated companies	0	0	9	9
Other financial receivables	4,372	4,372	270	270
Derivatives	4,208	4,208	102	102
Others	164	164	168	168
Cash and cash equivalents	10,095	10,095	4,980	4,980
Financial liabilities	30,088	30,088	42,939	42,939
Trade payables	17,049	17,049	14,118	14,118
Liabilities to affiliated companies	7,925	7,925	705	705
Other financial liabilities	22,903	22,903	12,531	12,531
Derivatives	15,103	15,103	6,804	6,804
Others	15,725	15,725	5,727	5,727

The fair value of financial investments corresponds to their market price on the balance sheet date. The carrying amounts of trade receivables and payables, other financial assets and liabilities, and financial receivables and liabilities provide an adequate approximation for fair values. The values presented for the derivative financial instruments correspond to the market values.

Earnings from financial receivables and liabilities recognised in the income statement and measured at fair value through profit or loss totaled –€6,835k (2009: –€2,574k; 2008: €6,428k).

Changes in the fair value of derivatives are regularly accounted for in equity or in earnings, depending on whether the derivatives are part of a hedging relationship (fair value hedge or cash flow hedge) or freestanding derivatives. In the case of fair value hedges, changes in the market valuation of derivative financial instruments and the hedged items are recognized through profit or loss. Changes in the fair value of derivative financial instruments allocated to a cash flow hedge are recognised in other comprehensive income, in the amount of the hedge-effective portion. Changes in the fair value of freestanding derivatives are recorded as gain or loss in the income statement. In financial year 2010, unrealized gains from the measurement of derivatives amounting to €2,044k (2009: €7,010k; 2008: €9,300k Mio. €) were recognized in equity. Since all contracts considered as cash flow hegdges were realised in 2010 there was no ineffective portion recognized through the income statement (2009: income of €918k).

13.	Other financial and contingent liabilities

In the W.E.T. Group, other financial and contingent liabilities exist in the form of leases and purchasing commitments.

Future financial liabilities arising from non-cancelable leases were as follows:

Leases in € ‘000	31.12.10	31.12.09
Thereof with a remaining term
Up to one year	4,412	4,318
from one to five years	6,656	8,115
more than five years	999	901

Total	12,067	13,334

In financial year 2010, expenses from operating leases amounted to €2,031k (2009: €2,174k; 2008: €2,278k).

As at the balance sheet date, purchasing commitments with a remaining term of less than one year amounted to €467k (2009: €1,033k; 2008: €239k).

14.	Other operating income, net

In € ‘000	2010	2009	2008
Reversal of provisions	275	573	148
Transfer of costs to suppliers	166	319	281
Indemnification	14	77	157
Income from the reversal of doubtful debt allowances on receivables	94	40	420
Income from the increase of pension insurance	0	0	163
Rental income	319	456	394
Result from the sale of property, plant and equipment and intangible assets	-34	-340	194
Canteen service	48	39	0
Others	317	192	227

Total	1,199	1,356	1,984

15.	Net interest

In € ‘000	2010	2009	2008
Interest income
from lending to affiliated companies	0	2	0
from swap transactions	70	145	95
from cash at banks	37	23	52
Others	319	29	36

	426	199	183

Interest expense
from current liabilities to banks	-575	-895	-1,114
from non-current liabilities to banks	-1,758	-829	-830
from swap transactions	-1,041	-431	-186
from lending to affiliated companies	-769	-33	-66
from finance leasing	-304	-352	-243
Others	-495	-587	-608

	-4,942	-3,127	-3,047

Total	-4,516	-2,928	-2,864

16.	Income Taxes

Earnings before income taxes for the financial year 2010 amounted to –€26,371k (2009: –€2,366k; 2008: –€54,067k).

Expenses/profit from income taxes for financial year 2010, financial year 2009 and financial year 2008 was structured as follows:

(–) expense / (+) income in € ‘000	2010	2009	2008
Current taxes	-5,579	-2,084	-1,217
Deferred taxes	1,392	3,567	7,313

Total	-4,187	1,483	6,096

Current taxes also include tax expenses of €1.7 million (2009: €0.5 million; 2008: benefits of €0.6 million) which do not relate to the period under review.

In addition to the deferred income tax for the financial year, a total of €488k in deferred tax expenses (2009: €474k in deferred tax expenses; 2008: €2,623k in deferred tax benefit) was set off directly in equity without affecting income in financial year 2010.

The deferred taxes recorded in equity in 2010 result directly from cash flow hedges and pension provisions.

The cash flow hedge transactions recognized in equity in 2008 and 2009 and the deferred taxes formed in connection with them were realised in 2010.

Tax calculations are based on the current or expected tax rates according to the applicable laws of each individual country at the time of realization. As a matter of principle, these tax rates are based on the legislation valid or already passed at the balance sheet date. In financial years 2010, 2009 and 2008, the calculation of deferred taxes in Germany was based on a tax rate of 26.85%, as in the previous years. This is made up of 15% corporation tax, a solidarity surcharge of 5.5% of the corporation tax rate and trade tax at a rate of 11.025%. Also the current tax rate in Germany amounted to 26.85% for all three years. Foreign tax rates varied between 12.5% and 35%.

The causes for the difference between the expected and the actual tax expenses/income in the group are as follows:

In € ‘000	2010	2009	2008
Earnings before income taxes	26,371	-2,366	-54,067
Domestic tax rate	26,85%	26,85%	26.85%
Expected income tax (income)	-7,081	635	14,517
Tax rate differences/changes	574	712	2,469
Other taxes	-508	-299	-596
Prior year taxes	-1,702	-544	596
Tax credit and revenue that is exempt from taxation	502	312	32
Derecognition of previously recognized and non-recognition of deferred taxes due to non-recoverability	0	-1,333	-7,728
Recognition of deferred taxes not recognized in prior year	4,745	2,095	0
Use of tax-loss carryforwards for which no deferred taxes have been recognized in prior year	30	0	1,345
Non-deductible operating expenses	-699	-98	-671
Other permanent differences	0	0	-3,691
Others	-48	3	-177

Taxes on income	-4,187	1,483	6,096

Tax ratio in %	15,9%	62.7%	11.4%

Deferred tax assets and liabilities

Deferred tax assets and liabilities due to temporary differences between the IFRS statement of financial position and the tax balance sheets and due to tax-loss carryforwards were as follows:

In € ‘000	31.12.10	31.12.09	31.12.08
Deferred tax assets
Intangible assets	97	60	161
Property, plant and equipment	3,473	1,481	159
Inventories	235	222	150
Receivables	440	325	15
Other assets	332	351	1,032
Provisions	5,114	3,169	2,712
Liabilities	1,863	1,635	2,176
Unused tax losses	6,326	2,082	347
Deferred tax assets – gross	17,880	9,325	6,752
Deferred tax liabilities
Intangible assets	10,417	5,933	5,282
Property, plant and equipment	0	0	149
Inventories	4	6	0
Receivables	123	0	328
Other assets	2,348	99	1
Provisions	13	0	108
Liabilities	752	356	1,046

Tax burden from planned distribution of retained earnings	340	0

Deferred tax liabilities – gross	13,997	6,394	6,914

A total of €3.5 million in deferred tax assets arise from companies with tax losses in 2010 or 2009. The value of the tax assets results from the strength of the general economic conditions in the year under review and from the projects newly acquired in 2010.

No deferred taxes were calculated on retained earnings of €38.2 million in the case of subsidiaries (2009: €33.7 million; 2008: €29.9 million) as it is intended to invest these earnings in preserving the substance of these companies and in expanding the volume of their business. The potential tax effects have not been calculated due to the disproportionate amount of effort this would involve.

No tax assets were generated on tax-loss carryforwards amounting to €4.6 million (2009: €23.7 million; 2008: €24.4 million) and for temporary differences of €0 million (2009: €0.1 million; 2008: €7.5 million). W.E.T. assumes that there is a high probability that these losses carried forward and temporary differences cannot be utilised in the next years.

17.	Personnel expenses

In € ‘000	2010	2009	2008
Wages and salaries	37,581	29,602	36,511
Payroll deductions and support expenses	8,051	6,195	7,307
Pension expenses	3,242	2,748	2,097

	48,874	38,545	45,915

Personnel expenses are allocated to the functional areas and are therefore distributed within the following items of the income statement: cost of sales, distribution costs, research and development costs and administrative expenses.

18.	Number of employees

The average number of employees was as follows:

	2010	2009	2008
Blue-collar employees	3,885	2,952	3,289
White-collar employees	838	787	721

	4,723	3,739	4,010

H.	Earnings per share

Earnings per share are determined by dividing the period earnings attributable to the ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

The calculation of basic and diluted earnings per share is presented in the following table:

In € ‘000	2010	2009	2008
Earnings attributable to parent shareholders	22,036	-813	-47.971
Weighted average of the ordinary shares issued	3,040,012	3,040,012	3,132,060
Earnings per share in €	7,25	-0.27	-15.32

I.	Notes to the cash flow statement

The cash flow statement shows the origin and utilisation of cash flows in the financial years 2008, 2009 and 2010. Distinction is made between cash flows from operating activities, investment activities and financing activities. Operating cashflows are presented using the indirect method.

The balance of funds presented in the cash flow statement comprises all cash and cash equivalents presented in the statement of financial position, i.e. cash in hand, cheques, and cash at banks, in as far as these are available within three months.

J.	Group segment reporting

Group segment reporting

Segment reporting was prepared in accordance with IFRS 8 and is based on the internal reports for the chief operating decision-makers of the W.E.T. Group. This information forms the basis for the internal monitoring and entrepreneurial decisions relating to the use and allocation of resources within the Group.

The transitional provisions of IFRS 8 “Operating Segments”, which was applicable for the period beginning 1 January, 2009, we present information related to financial year 2008 as comparative information under the principles of IFRS 8. However, since some necessary information was not available and the cost to develop the information would have been excessive, 2008 comparative information is not available for all segment disclosures presented for the years 2010 and 2009.

Segmentation into regions of the W.E.T. Group

Internal reporting within the W.E.T. Group is mainly split into segments based on the Group’s presence in three geographic regions. For the automotive supplier industry these are the following important sales and production areas:

•	North America

•	Europe

•	Asia

In addition, central Group functions such as administration and IT and the subsidiaries Comair and W.E.T. Special Products, which are reported on internally, are aggregated in the “Others” segment because they do not reach the relevant size criteria to form independent reportable segments as defined by IFRS 8.

The segment information is based on the same accounting principles as the consolidated financial statements of W.E.T. AG.

External revenue represents revenue from sales to third parties. Internal revenue refers to revenue generated between the different segments.

Deliveries and services within the W.E.T. Group are handled in the same way as those made to third parties, under standard market conditions.

The operating result shows the earnings of the respective segment before interest and taxes. Depreciation and amortization includes scheduled depreciation and amortization for the period and also any impairments losses during the reporting period.

The “Capital expenditure” line contains the total purchase cost arising from the acquisition of segment assets (tangible and intangible assets) that are expected to be used over more than one reporting period.

2010 In € ‘000	Asia	North America	Europe	Others	Reconciliation	Total
Revenue with third parties	53,085	68,442	91,709	13,707	—	226,943
Revenue with other segments	4,317	1,126	3,159	26,234	-34,836	0

Total revenue	57,402	69,568	94,868	39,941	-34,836	226,943
Reversal of capitalised customer relationships					20,065	20,065

Operating results (EBIT)	8,531	6,197	3,381	2,401	18,065	38,575
Currency gains and losses						-853
Income and expenses from the measurement of financial instruments						-6,835
Interest income and expenses						-4,516
Earnings before income taxes						26,371
Taxes on income						-4,187
Earnings						22,184
Capital expenditure	1,433	2,558	1,145	2,207	-143	7,200

2009 In € ‘000	Asia	North America	Europe	Others	Reconciliation	Total
Revenue with third parties	32,802	36,070	76,423	12,758	—	158.053
Revenue with other segments	1,893	1,124	1,641	20,441	-25.099	0

Total revenue	34,695	37,194	78,064	33,199	-25.099	158.053
Operating results (EBIT)	4,198	-889	3,349	-3,823	-1.851	984

Currency gains and losses						-2.996
Income and expenses from the measurement of financial instruments						2,574
Interest income and expenses						-2,928
Earnings before income taxes						-2,366
Taxes on income						1,483
Earnings						-883
Capital expenditure	1.683	1.910	938	3.048	-985	6.594

2008 In € ‘000	Asia	North America	Europe	Others	Reconciliation	Total
Revenue with third parties	29,737	45,345	83,407	11,061	–	169,550
Revenue with other segments	3,566	139	1,842	24,252	-29,799	–

Total revenue	33,303	45,484	85,249	35,313	-29,799	169,550

Operating results (EBIT)	5,582	-1,743	-5,285	127	-36,848	-38,785
Currency gains and losses						-5,990
Income and expenses from the measurement of financial instruments						-6,428
Interest income and expenses						-2,864
Earnings before income taxes						-54,067
Taxes on income						6,096
Earnings						-47,974
Capital expenditure	783	2,563	3,382	4,216	-86	10,858

For financial year 2010 the figures in the Reconciliation column mainly result from the reversal of impairment losses in connection with customer relationships and consolidations from internal transactions within the group, for the year 2008 mainly from impairment of goodwill.

Development of the segment assets in the different regions was as follows:

In € ‘000	31.12.10	31.12.09	31.12.08
Segment assets
Asia	49,016	36,081	33,140
North America	36,687	24,690	32,170
Europe	25,553	30,229	36,679
Others	97,862	77,367	75,801

Total segments	209,118	168,367	177,790
Reconciliation of segments	-36,887	-41,536	-54,161

Segment assets	172,231	126,831	123,629
Unallocated assets	42,132	42,131	42,120

Consolidated total assets	214,363	168,962	165,749

To monitor the performance and allocation of resources between the segments, the chief operating decision-makers regularly examine the assets. Unallocated assets comprise goodwill, shares in affiliated companies, and lending to affiliated companies.

Products and services of reportable segments

The reportable segments in the W.E.T. Group develop, produce and sell products allocated to two groups:

•	seat comfort; and

•	automotive cable technology.

The product group “seat comfort” comprises seat heating and seat ventilation elements, and the product group “automotive cable technology” includes all items used for the cabling of components.

External revenue

In € ‘000	2010	2009	2008
Seat comfort	188,431	127,122	135,655
Automotive cable technology	38,512	30,931	33,895

Group	226,943	158,053	169,550

Major costs/income in the segments are commented in detail in the group management report.

Information on main customers

In accordance with IFRS 8.34 the following represent revenues from major customers of the W.E.T. Group during 2010:

	2010	2009
Customer A	24.5%	22.6%
Customer B	14.8%	17.3%
Customer C	11.8%	12.2%

Revenues with customers are mainly generated in the three presented reporting segments of Asia, North America and Europe.

Geographic information

The external revenues with and non-current assets of the W.E.T. Group are made up of national and international components that are generated in and attributable to the various regions.

Domestic revenues refer to invoiced sales to customers domiciled in Germany.

External revenues in € ‘000 (2009 € million)	2010	2009
Domestic	40,701	45.9
International	186,242	112.2

Group	226,943	158.1

Non-current assets in € ‘000 (2009 € million)	31.12.2010	31.12.2009
Domestic	15,274	17.3
International	91,651	83.8

Group	106,925	101.1

K.	Material assumptions and estimates

Material assumptions used for the impairment test of goodwill, capitalised customer relationships, and capitalised development costs as of the balance sheet date are presented in section G. Furthermore, the measurement of the individual warranty provisions and the recognition of deferred tax assets in connection with the future use of tax-losses carried forward are subject to considerable estimation uncertainties.

Customer relationships

Due to the substantially improved economic situation and the better forecast for the future, a reversal of the impairment of the customer relationships in North America, which had been written off in 2008 was recorded in 2010. The impairment in 2008 had taken place on the basis of an impairment test that was materially affected by the poor economic outlook prevailing at the time. In the financial year 2010, the carrying amount was appreciated by €20.1 million.

Development costs

Development costs were capitalised as intangible assets to the extent that W.E.T. was able to estimate and substantiate the technical feasibility, the marketability and intention to market, the future benefit, and could reliably measure the attributable expenses.

In the financial year 2010, the W.E.T. Group capitalised development costs of €2.9 million.

Deferred tax assets

Due to the substantially improved economic situation and the better forecast for the future, deferred tax assets were recognised in the amount of €4.7 million for tax-loss carryforwards for which no deferred taxes had been recognised in the prior year, as it is highly probable that it will be possible to use these tax-loss carryforwards within the next three years.

Amerigon

Though W.E.T. considers the patent violation claims to be unfounded, it must pay considerable legal costs in connection with the court proceedings in the USA. Based on the opinion of the Board of Directors at the time of preparation of the annual financial statements, W.E.T. assumes that it will not incur any further material encumbrances for its earnings from the legal dispute with Amerigon apart from the attorney and court costs (provision amounting to US$2.4 million). Moreover, this assumption is based on the view that the patent dispute could be settled by means of arbitration in 2011.

Warranties

As of 31 December, the provisions for warranty obligations amounted to €3.9 million. These are based on estimates of the management under consideration of the recognition and measurement provisions in IFRS. The amount of the provisions depends on the most probable claims. A provision amounting to 0.5% of the sales of the last 12 months that are subject to warranty was recognised for warranty obligations, based on past experience. The measurement of the risks from individual cases takes place under consideration of the management’s assessment of the probability of occurrence of the claim and under consideration of the coverage of the liability insurance taken out.

In financial year 2008 a lump-sum provision in the amount of 1.0% was created, whereby risks from individual cases had already been included.

There were no other important future assumptions or material sources of uncertain estimation that would represent a significant risk requiring a major adjustment of the reported assets and liabilities within the next financial year.

L.	Related party relationships

According to IAS 24 - Related Party Disclosures, transactions with individuals or companies that control or are controlled by the W.E.T. Group must be specified, unless they are already included as consolidated companies in the consolidated financial statements. Control is presumed when a parent owns more than half of the voting rights of another entity.

Until April 16, 2010 Running Mate GmbH (formerly W.E.T. Beteiligungs GmbH), held controlling interest in W.E.T. AG.; ultimate control was held by W.E.T. Holding (Luxembourg) S.A., the parent company of Running Mate GmbH. On April 16, 2010 control was taken over by a new investor Indigo Capital LLP which holds majority shares in W.E.T. AG. through its affiliated companies Indigo Capital IV L.P. and ICWET L.P.

Moreover, the disclosure obligation pursuant to IAS 24 applies to individuals that have a substantial influence on the financial and business policies of the W.E.T. Group and to transactions with affiliated companies.

Key management personnel are individuals who are directly or indirectly in charge and responsible for planning, managing and supervising the activities of an entity. In the W.E.T. Group, we consider the members of the Board of Directors in its current composition, and the members of the Supervisory Board, to be key management personnel as defined in IAS 24.

All subsidiaries of W.E.T. AG are fully consolidated companies. The joint venture W.E.T. Yongsan, which was established in 2009, is also fully consolidated since the W.E.T. Group is taking a controlling position.

Direct and ultimate parents

Until April 16, 2010 Running Mate GmbH, (formerly W.E.T. Beteiligungs GmbH), Odelzhausen, Germany, was the direct parent of W.E.T. Automotive Systems AG, Odelzhausen, Germany. Until this date, it held 62.1% (2009: 62.1%, 2008: 62.1%) of issued shares of W.E.T. AG. The ultimate parent of W.E.T. AG was W.E.T. Holding (Luxembourg) S.A., which held 100% of the shares in Running Mate GmbH. On April 16, 2010 a change in shareholding structure took place within the context of the refinancing of the W.E.T. Group.

As at December 31, 2010 Indigo Capital LLP, London, Great Britain, held indirectly via subsidiaries, 2,162,351 voting rights in W.E.T. AG representing 67.6% of the issued shares of W.E.T. AG.

ICWET L.P., London, Great Britain, and Indigo Capital IV L.P., London, Great Britain, which are ultimately controlled by Indigo capital LLP, directly hold shares in W.E.T. AG. IC WET L.P holds 1,075,866 voting rights representing around 33.6% of the issued shares of W.E.T. AG, and Indigo Capital IV L.P. holds 926,497 voting rights representing around 29.0% of the share capital of W.E.T. AG.

Further subsidiaries of Indigo Capital LLP, London, Great Britain are Indigo Capital (Holdings) Limited, London, Great Britain, Indigo Capital Fund IV (GP) Ltd. (England), London, Great Britain, Indigo Capital IV General Partner L.P., Edinburgh, Great Britain and ICWET GP Limited, London, Great Britain.

Remunerations of the Supervisory Board and Board of Directors

Members of the Board of Directors are:

Caspar Baumhauer, Nautical Engineer, MBA Insead, Munich, Germany – Chairman

Thomas Liedl, MBA, Friedberg, Germany

Frithjof Oldorff, Industrial Engineer, Hebertshausen, Germany

Mr. Caspar Baumhauer and Mr. Thomas Liedl are also members of the Board of Directors of W.E.T. Holding (Malta) Ltd., Ta’ Xbiex, Malta. Mr. Caspar Baumhauer is Chairman of the Board of Directors of W.E.T. Automotive Systems Ltd., Windsor, Canada, and of W.E.T. Automotive Systems Inc., Asan/Korea. Mr. Frithjof Oldorff is a member of the Board of Directors of W.E.T. Automotive Systems (China) Ltd., Langfang, China. The members of the Board of Directors did not receive any separate remunerations for these activities.

The remuneration for the Supervisory Board amounted to €117k (2009: €15k, 2008: €15k).

The total remuneration of the boards for financial year 2010 amounted to €1,750k (2009: €1,473k, 2008: €1,497k). Contained in the 2010 total remuneration is a variable share in the amount of €741k (2009: €516k, 2008: €404k).

Within the framework of a defined benefit plan, the company has made pension commitments to the individual members of the Board of Directors. Further information is presented in section G.10.

There were no share based payments during the year under review.

In the reporting year, former members of the Board of Directors were granted pension benefits amounting to €203k (2009: €201k, 2008: €196k).

Transactions with controlling entities and related personnel

All balances with the direct parent Running Mate GmbH up to April 16, 2010 and the ultimate parent W.E.T. Holding (Luxembourg) S.A. were settled in financial year 2010:

•	Payments on outstanding receivables due from Running Mate GmbH and W.E.T. Holding (Luxembourg) S.A. were received;

•	Liabilities for services provided by Running Mate GmbH were paid; and

•	The loan due to Running Mate GmbH was repaid by W.E.T. AG.

In 2009, Running Mate GmbH had granted W.E.T. AG a loan that was valued at €686k (2008: €840k) as of the closing date. The agreement provided for the payment of interest at the 3-month Euribor plus 225 basis points credit premium and 50 basis points risk premium. The agreement expired on December 31, 2010. Interest expenses amounting to €7k (2009: €32k, 2008: €66k), interest income of €0k (2009: €2k, 2008: €0k) and income from internal cost transfers amounting to €0k (2009: €17k, 2008: €14k) were recognized from relationships with Running Mate GmbH.

Furthermore, in 2009 W.E.T. AG had claims of €5k (2008: €2k) against W.E.T. Holding (Luxembourg) S.A. In the 2009, W.E.T. AG generated income of €3k (2008: €3k) from internal cost transfers of incurred costs to W.E.T. Holding (Luxembourg) S.A.

Members of the Board of Directors and of the Supervisory Board of W.E.T. Automotive Systems AG are directly or indirectly participating in ICWET L.P. London, Great Britain. Through the participation in ICWET L.P. starting April 16, 2010, the Board of Directors is to be apportioned 297,851 voting rights (9.3%) and the Supervisory Board 286,727 voting rights (9.0%) in W.E.T. Automotive Systems AG.

In addition, the Board and Directors and the Supervisory Board of W.E.T. Automotive Systems AG directly or indirectly through ICWET L.P. have provided a subordinated partner loan amounting to €7.173k with a term until April 2014. The interest rate amounts to 15% p.a., the loan is unsecured.

In 2009, key management personnel held a total of 474,000 shares with a par value of €1.25 and a total value of €593k in the share capital of W.E.T. Holding (Luxembourg)

S.A. As of the end of financial year 2009, shareholding in W.E.T. Holding (Luxembourg) S.A. amounted to 0% (2008: 7.9%).

M.	Supervisory Board of W.E.T. AG

Members of the Supervisory Board in financial year 2010:

Dr. Franz Scherer, Retiree, Cologne (Chairman)

Other mandates:

Mannheimer AG Holding, Mannheim, Germany

Mannheimer Versicherungs AG, Mannheim, Germany

Mamax Lebensversicherungs AG, Mannheim, Germany

Seeburger AG, Bretten, Germany

Pluradent AG & Co. KG, Offenbach am Main, Germany

Dr. Walter Hasselkus, Lawyer, Gräfelfing (Deputy Chairman)

Other mandates:

Ehlebracht AG, Enger, Germany

DAF Trucks N.V., Eindhoven, Netherlands

Wincanton GmbH, Mannheim, Germany

Wincanton plc, Chippenham, UK

Dr. Peter Paul Moll, Engineer, Munich (Member)

Other mandates:

EDAG GmbH & Co. KGaA, Fulda, Germany

P.	Events after the balance sheet date

Proposed takeover of W.E.T. AG by Amerigon, Inc.

On February 28, 2011 W.E.T. AG, Amerigon, Inc., headquartered in Northville, Michigan, USA, and Amerigon Europe GmbH, headquartered in Augsburg, concluded a Business Combination Agreement committing Amerigon, Inc. through its controlled subsidiary, Amerigon Europe GmbH as bidder, to issue a voluntary, public takeover bid to the shareholders of W.E.T. AG pursuant to Sections 29 et. seqq. of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) for the purchase of all shares in W.E.T. AG in return for a cash payment of € 40.00 per no-par share. Also on February 28, 2011 Amerigon Europe GmbH and the three controlling shareholders of W.E.T. AG (Indigo Capital IV L.P., London, ICWET L.P., London, and Industrie-Beteiligungs-Gesellschaft mbH, Frankfurt) agreed that Amerigon Europe GmbH would acquire their shares in W.E.T. AG. Once this has happened, Amerigon Europe GmbH will hold 71.80 % of the capital stock and, at the same time, 75.58 % of the voting rights in W.E.T. AG (after deducting W.E.T. AG’s own shares of 4.99 % of the capital stock from which no voting rights derive).

The takeover bid by Amerigon Europe GmbH, which is the subject of the Business Combination Agreement, is subject to the proviso that Amerigon Europe GmbH has secured the necessary funding. The transaction is to be financed partly through equity capital of Amerigon Inc. and partly through loans. The SPA is particularly subject to the following conditions: (i) that a replacement is found for the previous bank loans granted to W.E.T. AG and (ii) antitrust clearance of the transaction by the responsible antitrust authorities. If the conditions are not met within the time limits agreed in the SPA, the Parties have rights of recission.

According to the Business Combination Agreement the takeover bid is subject to the following conditions: (1) antitrust clearance of the transaction and (ii) that, once the deal goes through, Amerigon Europe will hold 71.80 % of the capital stock in W.E.T AG, which corresponds to the present holding of the controlling shareholders.

W.E.T. AG and Amerigon Inc. have agreed to end their patent dispute in the USA once the transaction has been signed and sealed.

Pursuant to the Business Combination Agreement, W.E.T. AG and Amerigon Europe GmbH have agreed to form a control and profit and loss transfer agreement within the meaning of Sections 291 et. seqq. of the German Stock Corporation Act (AktG), once the takeover bid has been concluded.

In all probability the bid document for the takeover bid will be submitted to the Federal Financial Supervisory Authority (BaFin) for review as early as this March, and it is to be published immediately after approval or clearance by BaFin. As matters currently stand, the acceptance period for the takeover bid is said to be four weeks. After that follows a further acceptance period of two weeks pursuant to Section 16(2) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG). The transaction is to be completed by the end of May 2011, in as far as the conditions for it to take place have been satisfied.

In connection with the change in control at W.E.T. AG as a result of the takeover the banks financing W.E.T. AG will probably exercise their right to terminate the current loan agreements with immediate effect; a replacement for the current loans is now being negotiated with various banks. The banks previously financing W.E.T. AG, however, will only exercise their right to terminate the current loan agreements with immediate effect if the transaction actually does take place. This is particularly subject to the condition that the previous bank loans granted to W.E.T. AG are replaced.